As filed with the Securities and Exchange Commission on November 12, 2004
                                                    Registration No. 333-108934
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          Pre-Effective Amendment No.1

                                    FORM F-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   INROB LTD.
                 (Name of Small Business Issuer in its Charter)

         ISRAEL                          3600                     N/A
(State or other jurisdiction of    (Primary SIC Code)       (I.R.S. Employer
Incorporation or organization)                              Identification No.)

                                                  Ben-Tsur Joseph, President
    Inrob Ltd.                                    Inrob Ltd.
    2 Haprat Street                               2 Haprat Street
    Yavne, Israel 81827                           Yavne, Israel 81827
    Telephone +972-8- 9324 333                    Telephone +972-8- 9324 333

(Address, including zip code, and                 (Name, address, including
telephone number, including area code             zip code, and telephone
of Registrant's principal executive               number, including area code,
offices)                                          of agent for service)

                          Copies of communications to:

                             Jay M. Kaplowitz, Esq.
                 Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
                         101 East 52nd Street, 9th floor
                            New York, New York 10022
                          Telephone No.: (212) 752-9700
                          Facsimile No.: (212) 980-5192

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                                                  Proposed Maximum
  Title of Each Class of         Amount to     Offering Price       Aggregate         Amount of
Securities to be Registered    Be Registered    Per Share(1)     Offering Price   Registration Fee
---------------------------    -------------   --------------    --------------   ----------------
Common Stock,
$0.006 par value per share      30,000,000          $0.10          $3,000,000          $380.10

Total                           30,000,000                         $3,000,000          $380.10

(1) Estimated solely for purposes of calculating the registration fee. The proposed maximum offering price per share is based upon the expected public offering price of $0.10 per share pursuant to Rule 457(a). The common stock is not traded on any market and the Registrant makes no representation hereby as to the price at which its common stock shall trade.
(2)   Filing fee paid with initial filing.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION,
                             DATED NOVEMBER 12, 2004

      The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   INROB LTD.

                        30,000,000 SHARES OF COMMON STOCK

The 30,000,000 shares of our common stock are being offered by the selling stockholders. The expenses of the offering, estimated at $75,000, will be paid by us. We will not receive any proceeds from the sale of shares by the selling stockholders. There is currently no market for our shares of common stock. We have only four stockholders, two of whom are selling stockholders under this prospectus. The selling shareholders will sell their shares at $0.10 per share until the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      Please see "Risk Factors" beginning on page 9 to read about factors you should consider before buying shares of our common stock.

Initial Offering Price       Sales Commissions     Total to selling stockholders
--------------------------------------------------------------------------------
Per share   $0.10                 (1)              $0.10

Total       $3,000,000            (1)              $3,000,000
--------------------------------------------------------------------------------

      (1) We will not receive any proceeds from this offering. No person has agreed to underwrite or take down any of the securities. For sales on any trading market, sales commissions will be limited to those paid in similar market transactions. For private sale transactions, no sales commission can be paid. There is no minimum amount of securities which may be sold. The Initial Offering Price is $0.10 per share. Following commencement of any public trading market the sales price of the common stock will likely fluctuate in accordance with market price.

                The date of this prospectus is ___________, ___.

                                TABLE OF CONTENTS

   SECURITIES AND EXCHANGE COMMISSION.........................................i
PROSPECTUS SUMMARY............................................................6
   ABOUT OUR COMPANY..........................................................6
   SUMMARY FINANCIAL INFORMATION..............................................8
RISK FACTORS..................................................................9
   RISK FACTORS RELATED TO OPERATIONS.........................................9
   RISKS RELATED TO OFFERING.................................................14
   RISKS RELATED TO OUR LOCATION IN ISRAEL...................................16
WHERE YOU CAN FIND MORE INFORMATION..........................................17
DIVIDEND POLICY..............................................................23
DETERMINATION OF OFFERING PRICE..............................................24
BUSINESS.....................................................................25
   OUR OPPORTUNITY...........................................................27
   INDUSTRY BACKGROUND.......................................................27
   OUR TARGET MARKET.........................................................28
   OUR STRATEGY..............................................................30
   INTELLECTUAL PROPERTY.....................................................31
   COMPETITION...............................................................31
   MATERIAL AGREEMENTS.......................................................32
   EMPLOYEES.................................................................33
   FACILITIES................................................................34
   LEGAL PROCEEDINGS.........................................................35
OPERATING AND FINANCIAL REVIEW AND PROSPECTS.................................36
MANAGEMENT...................................................................43
   DIRECTORS AND EXECUTIVE OFFICERS..........................................43
   EXECUTIVE COMPENSATION....................................................43
   SUMMARY COMPENSATION TABLE................................................44
   STOCK OPTION PLANS........................................................44
   OTHER EMPLOYEE BENEFIT PLANS..............................................44
   EMPLOYMENT AGREEMENTS.....................................................44
MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS............................45
SELLING SECURITY HOLDERS.....................................................48
DESCRIPTION OF SECURITIES TO BE REGISTERED...................................50
   GENERAL...................................................................50
   COMMON STOCK..............................................................50
   TRANSFER AGENT............................................................50
PLAN OF DISTRIBUTION.........................................................50
CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS............52
INTEREST OF NAMED EXPERTS AND COUNSEL........................................52
LEGAL MATTERS................................................................52
EXPERTS......................................................................53
INFORMATION NOT REQUIRED IN PROSPECTUS.......................................56

                               PROSPECTUS SUMMARY

You should rely only on the information contained in this prospectus and not upon anything else in deciding whether to purchase the common shares offered through this prospectus. Neither Inrob nor any of the selling shareholders will authorize providing you with any other information in connection with your purchase. This prospectus does not offer to sell or solicit an offer to buy any security other than the common shares that this prospectus offers. In addition, this prospectus does not offer to sell or solicit any offer to buy any common shares to any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction.

You should not assume that the information contained in this prospectus remains correct after the date of this prospectus.

ABOUT OUR COMPANY

Inrob Ltd. was established in 1988 as an engineering firm providing a cost-efficient solution for organizations to outsource maintenance of critical and sophisticated equipment. We now provide maintenance support of industrial electronic, electro-mechanical, optical and other scientific equipment, mainly to customers in the defense industry.

Inrob and its management team built on this engineering experience and customer base and in 1992 expanded into a second area of operations. Today, on top of our maintenance and support services, we develop, integrate and produce advanced wireless control solutions for unmanned ground vehicle (UGV) robots. Our remote control systems are the "brains" for many UGV solutions.

The current nature of Israel's security situation coupled with our close work with the Israel Defense Forces (IDF) and the Israeli police, has helped us gain extensive experience in a wide range of military and law enforcement UGV applications and control solutions. We have the ability to provide fast and reliable solutions to meet the immediate operational needs of front-line IDF units as they arise. We recently began targeting the civilian applications market, which includes dangerous tasks such as nuclear plant maintenance, inspection and decommissioning, the demolition industry and firefighting and rescue services.

Our UGV solutions include:

      o     Remote control systems (the "brains" of any robot)
      o     Complete robot systems
      o     Customized solutions

We are certified to design, manufacture and maintain electronic, optical and electro-mechanical equipment and are a certified supplier to the Israel Defense Forces and the Israeli Air Force. We have also been issued a certificate from the Israeli Air Force stating that our quality system is approved to perform inspection of products and services supplied to the Israeli Air Force.

Our principal executive offices are located at 2 Haprat Street, Yavne, Israel. Our telephone number is +972 8 9324 333.

THE OFFERING:

The offering is being made by the selling stockholders.

Shares offered by the Selling Shareholders:           30,000,000 shares
Shares Outstanding as of January 7, 2004:            200,000,000 shares
Shares Outstanding At Conclusion of Offering:        200,000,000 shares

Use of Proceeds: We will not receive any proceeds from the sale of the shares by the Selling Shareholders.

Our Trading Symbol: Our Common Stock does not have a trading symbol at this time, there is currently no market for our shares of Common Stock and there can be no assurance that a market will develop for our shares of Common Stock

                          SUMMARY FINANCIAL INFORMATION

All figures are in US Dollars.
                                            6/30/04           6/30/03

                                            (unaudited)       (unaudited)
    Balance Sheet Data:
    Total Assets                            $   1,223,903     $1,148,505
    Total Liabilities                           1,675,005      1,190,457
    Total Stockholders' Deficit                  (441,102)       (41,952)

    Statement of Operations:
    Revenues                                    $ 689,187       $751,139
    Expenses                                      890,318        741,362
    Net (Loss) Earnings                          (201,131)         9,777

    Shares Used In Computing                  200,000,000      1,002,000
    Net Loss Per Share                             $(0.00)         $0.01

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to other information contained in this prospectus, you should carefully consider the following risk factors and other information in this prospectus before investing in our common stock.

RISK FACTORS RELATED TO OPERATIONS

WE HAVE EXPERIENCED NET LOSSES FOR THE YEAR ENDED DECEMBER 31, 2003 AND THE SIX MONTHS ENDED JUNE 30, 2004 AND MAY CONTINUE TO INCUR LOSSES IN THE FUTURE AND HAVE GENERATED LIMITED REVENUES TO DATE.

For the years ended December 31, 2003 and 2002, we incurred a net (loss) earnings of $(464,772) and $22,257, respectively. As of June 30, 2004, we had an accumulated deficit of $(696,070). For the six months ended June 30, 2004 and 2003, we incurred a net (loss) earnings of $(201,131) and $9,777 respectively. In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase significantly as a result of our planned business activities. Since we have a limited operating history of marketing our UGV products, our business may never generate sufficient revenues to meet our expenses or achieve profitability. We may continue to incur losses in the future and may never become profitable, and if we do achieve profitability we may not be able to maintain or increase profitability. If we fail to generate significant revenues to meet our expenses or achieve profitability and if we cannot arrange financing of our planned business activities, our business may fail.

OUR AUDITORS HAVE EXPRESSED THE VIEW THAT OUR NEGATIVE WORKING CAPITAL, NEGATIVE STOCKHOLDERS' EQUITY AND RECURRING LOSSES FROM OPERATIONS RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our auditors have included an explanatory paragraph in their report for the years ended December 31, 2003 and 2002 indicating there is substantial doubt regarding our ability to continue as a going concern. The financial statements included elsewhere in this registration statement do not include any adjustments to asset values or recorded liability amounts that might be necessary in the event we are unable to continue as a going concern. If we are in fact unable to continue as a going concern, you may lose your entire investment in our common stock.

WE ARE INVESTING TIME AND RESOURCES IN NEW BUSINESS INITIATIVES THAT MIGHT NOT MATERIALIZE TO COMMERCIAL VIABILITY.

As a result, we might incur substantially more expenses than income and might not have enough resources to fund growth that may be commercially viable. If we are not able to successfully initiate our marketing program, we may not be able to generate enough sales to remain a viable company. Competitors already established in certain industries may already have customer bases that we may not be able to sell to.

WE ARE DEPENDENT ON OUR MEMBERS OF MANAGEMENT AND CERTAIN KEY PERSONNEL AND IF WE LOSE THOSE PERSONNEL, OUR BUSINESS COULD FAIL.

Our future success depends, in significant part, upon the continued service of our senior management team specifically Nissim Halabi and Ben-Tsur Joseph. We do not have employment or non-competition agreements with any members of management. The loss of any of our members of management could have a material adverse affect on our business, specifically the loss of Nissim Halabi, who has spent a considerable amount of time researching and developing the idea for the outsourcing and maintenance of critical and sophisticated equipment. In addition, we have several other key employees in our engineering and development department and maintenance and service departments, with whom we do not have employment agreements. The loss of any of our key employees could have a material adverse affect on our operations. We do not maintain key man life insurance on any of our personnel. Our future success also depends on our continuing ability to attract and retain highly qualified personnel. Competition for such personnel is intense, and we may experience difficulties in attracting the required number of such individuals. If we are unable to hire and retain personnel in key positions, our business could fail.

IF WE CANNOT MAINTAIN OUR CURRENT RELATIONSHIP WITH A.R.T.S. LTD. OUR OPERATIONS WOULD BE MATERIALLY ADVERSELY AFFECTED.

One of our main sub-contractors, A.R.T.S. Ltd., provides critical research and development and production operations to us. During the past 10 years A.R.T.S. Ltd. has developed for us most of the software required for our robot related activities. We do not have an agreement with A.R.T.S. Ltd. for the provision of their services to us, and cannot be assured that we will be able to maintain this relationship with them. In the event that our relationship with A.R.T.S.
Ltd. ceases, the interruption to our research and development activities and production operations would be harmful to our business and may require a long period of time to establish relationships with new partners with the required level of know-how and expertise. We currently know of several wireless communications software companies, both in Israel and worldwide, capable of providing us with the same services we currently outsource to A.R.T.S. Ltd..

As we are a technology based company we are required to update our technology and knowledge base on a regular basis and as we are a relatively small company we have never made the quantitative distinction between our R&D expenses and any other expenses. Thus we are unable to assess the amount of funds we have paid for R&D over the years, nor are we able to assess the financial effects a break up with A.R.T.S. Ltd. may have on our business.

IF WE DO NOT MAINTAIN OUR ACKNOWLEDGED SUPPLIER STATUS WITH THE ISRAELI MINISTRY OF DEFENSE (M.O.D.) OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

We currently maintain the status of an acknowledged supplier to the Israeli Ministry of Defense and have top security clearance. Acknowledged supplier status allows us to provide services to the Israeli Ministry of Defense and the Israeli Defense Forces (i.e. Army, Navy and Air Force), which comprise a significant portion of our annual revenues (as shown in the table below). If we are unable to maintain the acknowledged supplier status our business and results of operations may be materially adversely affected.

-----------------------------------------------------------------
                SALES TO M.O.D. AND THE ISRAELI
             DEFENSE FORCES AS PART OF TOTAL SALES
-----------------------------------------------------------------
  % of total       % of total      % of total      % of total
 sales in 2000    sales in 2001   sales in 2002   sales in 2003
-----------------------------------------------------------------
     35.23%           32.64%          40.86%          36.36%
-----------------------------------------------------------------

OUR INTELLECTUAL PROPERTY IS UNPROTECTED AND IS SUSCEPTIBLE TO PIRACY.

We do not have any patents, trademarks or any other protection over our intellectual property. All of Inrob's intellectual property is "know how" and not original proprietary intellectual property and cannot be protected by patent or trademark. In addition, we do not have confidentiality agreements with any of our employees or suppliers with respect to our intellectual property. The theft or unauthorized use of our intellectual property is not sufficiently provided for and is extremely susceptible to theft or unauthorized use. Any theft or unauthorized use of our intellectual property could materially adversely affect our operations.

THE TERMS OF OUR OUTSTANDING DEBENTURE TO ISRAEL DISCOUNT BANK LTD. COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE.

In the event that we were approached with an opportunity to be acquired, that would benefit our shareholders, pursuant to our outstanding debenture with Israel Discount Bank ("IDB"), we would be required to get the consent of IDB prior to entering into any such transaction. Obtaining IDB's approval may delay any such opportunity, which could adversely affect our ability to consummate any such transaction. Additionally, the terms of the debenture require us to obtain the consent of IDB prior to taking certain actions, specifically prior to the issuance and/or sale of any shares of our common stock, which could limit our ability to obtain additional funding in a timely manner. If we violate certain conditions of the debenture, IDB may demand immediate repayment of all of our outstanding debts to IDB, which would severely adversely affect our ability to operate our business. Our total aggregate outstanding debt to IDB, including our revolving credit facility and all loans granted by IDB, as of June 30, 2004 was $626,843. As of June 30, 2004, the outstanding balance on our revolving credit facility was $385,184. We have thus exceeded the $378,080 credit facility granted to us by IDB. As a result, we are required to pay an additional 2.5% interest on any amount owed in excess of the permissible credit facility.

WE WILL NEED ADDITIONAL WORKING CAPITAL TO FINANCE OUR BUSINESS PLAN AND SUCH FINANCING MAY BE UNAVAILABLE OR TOO COSTLY.

In order to implement our business plan we will need to secure financing in the future. Our ability to secure financing and allocate sufficient funds required to support our marketing activity may be difficult. Additional financing may not be available on favorable terms, if at all. If we raise additional funds by selling our equity securities, the percentage ownership of our then current stockholders will be reduced. There can be no assurance that we will be able to raise additional funds on acceptable terms, if at all. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly.

WE ARE DEPENDENT ON SIGNIFICANT CUSTOMERS AND THE GOVERNMENT MARKET.

During the six months ended June 30, 2004 and 2003, and the years ended December 31, 2003 and 2002, our largest customers were as follows:

====================================================================================================================================
CUSTOMER                31 DEC. 2002              31 DEC. 2003               30 JUNE 2003                30 JUNE 2004
--------                ------------              ------------               ------------                ------------
                        $ %                       $ %                        $ %                         $ %
====================================================================================================================================
POLICE                  134,527     9.40%         124,118      8.96%         60,805        8.10%         35,363       5.13%
====================================================================================================================================
MINISTRY OF DEFENSE     629,798     44.03%        516,774      37.30%        245,689       32.71%        329,278      47.78%
====================================================================================================================================
KNESSET                 78,993      5.52%         92,166       6.67%         47,310        6.30%         53,665       7.79%
====================================================================================================================================
RAFAEL                  77,132      5.39%         473,064      34.14%        256,435       34.14%        3,377        0.49%
====================================================================================================================================
TECHNION                285,405     19.95%        74,618       5.39%         20,935        2.79%         64,033       9.29%
====================================================================================================================================
ISRAELI MILITARY        -           -             -            -             13,386        1.78%         75,041       10.89%
INDUSTRIES (IMI)
====================================================================================================================================
EL-OP                   -           -             -            -             -             -             23,727       3.44%
====================================================================================================================================
OTHER CUSTOMERS         224,626     15.71%        104,829      7.54%         106,579       14.18%        104,703      15.19%
====================================================================================================================================

Future revenues and results of operations could be adversely affected should any one or all of these customers reduce their purchases or choose not to continue to buy products and services from us. Given the nature of the products manufactured by us, revenue and accounts receivable concentration by any single customer will fluctuate from quarter to quarter. If we are unable to continue to participate in government contract programs or if government contracting policies are changed, our business and results of operations could be harmed.

WE  MAY  NOT  BE  ABLE  TO  COMPETE  SUCCESSFULLY  AGAINST  CURRENT  AND  FUTURE
COMPETITORS.

Our competitors include several large, integrated defense contractors (e.g. Northrop Grumman, Lockheed Martin, Elbit, El-Op, Israel Aircraft Industries,
Israel Military Industries). These companies have significantly greater financial, technical and human resources than we do as well as a wider range of products than we have. In addition, many of our competitors have much greater experience in marketing their products, as well as more established relationships with our target government customers. Our competitors may also have greater name recognition and more extensive customer bases that they can use to their benefit. As a result, we may have difficulty maintaining our market share.

ANY SIGNIFICANT DELAY IN COLLECTING OUTSTANDING RECEIVABLES FROM ISRAEL'S MINISTRY OF DEFENSE COULD ADVERSELY AFFECT OUR ABILITY TO CONDUCT OUR BUSINESS.

Israel's Ministry of Defense is one of our significant customers and comprises a significant portion of our accounts receivable at many times. The M.o.D.'s conventional payment terms are current month + 90 days. In the past we have experienced significant delays in payment from the M.o.D. (up to current payment + 150 days) and any future delays could adversely affect our cash flow and ability to operate our business. These delays are mostly due to the M.o.D.'s budget volatility, its general supplier payment policies and public workers' strikes.

THE VOLATILITY OF THE M.O.D.'S BUDGET COULD ADVERSELY AFFECT THE AMOUNT OF BUSINESS IT MAY CONDUCT WITH US.

In the past the M.o.D.'s budget has been volatile and any significant cuts in its budget could adversely affect the amount of business it conducts with us. As our largest customer, any significant reduction in the amount of purchases the M.o.D. makes from us or from third parties which have subcontracted work to us, could materially adversely affect our results of operations.

INROB CURRENTLY OPERATES WITHOUT A VALID BUSINESS LICENSE

Under Israeli law, Inrob is obliged to obtain and sustain a business license when doing business. Inrob is currently operating without such a license. Under Israeli law such actions may lead to the court fining the Company or even ordering the imprisonment (the maximum sentence is 18 months) of officers of the Company. Furthermore, Inrob may be fined or even ordered to close its premises until obtaining the required license. We do not believe that our business or future prospects have been materially, adversely affected by our present lack of a license but are nonetheless currently seeking to secure a business license.

We do not know whether our clients are aware of us operating without a valid business license and do not believe them knowing of such would materially adversely affect our business with them. Nonetheless, should the relevant authorities prosecute Inrob and/or any officers thereof for doing business without the necessary business license, such prosecutions could materially impair the ability of Inrob to maintain and/or conduct its business.

IF OUR EMPLOYEES' ENTITLEMENTS DO NOT COMPLY WITH ISRAELI LAW, WE MAY HAVE TO PAY ADDITIONAL COMPENSATION TO OUR EMPLOYEES

Terms of employment for Inrob's employees are individually negotiated with each and every employee. The relationship between the parties, their rights and mutual duties are determined solely on the basis of the verbal agreements reached after these negotiations.

When negotiating the working conditions and wages of its employees, Inrob did not take into account payments and/or benefits and/or advantages workers may be entitled to according to provisions set by Israeli legislation, adjudication set by Israeli courts, collective employment agreements that may apply to the company by power of expansion orders or any other source outside the parties' agreements. We believe that the amount we should reserve for payments in lieu of employees' vacation time was $82,855 as at June 30, 2004.

As Inrob has a good overall relationship with its employees and as it is common practice at Inrob to amicably settle all debts between the parties upon the termination of the employees' term with Inrob, Inrob has never made an active effort to ascertain whether or not workers may be entitled to such payments, benefits or advantages, nor has Inrob ever made an active effort to ascertain what such payments, benefits or advantages might be.

We have no knowledge as to whether we adhere to the aforementioned legal requirements. Should an authorized court determine that Inrob does not adhere to the said requirements Inrob may be responsible to pay damages that could adversely affect the results of our operations.

RISKS RELATED TO OFFERING

FOUNDERS BENEFICIALLY OWN 85% OF OUR COMMON STOCK AND THEIR INTEREST COULD CONFLICT WITH YOURS.

Our 2 founders currently beneficially own 85% of our outstanding common stock. During 2003 our two founders were each issued 84,499,000 common shares with a par value of $0.006. This share issuance was the only share issuance to affiliates since the incorporation of the Company.

One of our founders, Mr. Ben-Tsur Joseph, is the sole director in the company, and our President. We entered into an agreement with Mr. Joseph, on October 1, 2003, pursuant to which Mr. Joseph will cause a company or companies under his control ("Joseph's Companies") to be chosen by Mr. Joseph from time to time, to provide Inrob with management services, the services shall be of nature and scope as shall be required by Inrob from time to time ("Services"). According to the agreement, Mr. Joseph shall be the sole representative of Joseph's Companies' authorized to provide the Services; and that Joseph's Companies' shall not appoint any other representative to provide the Services.

Please note that the fact that since Mr. Joseph is our sole director, the aforementioned share issuance and future similar transactions, are subject to his sole approval, subject to the terms of our Article of Association and any applicable law.

As a result of all of the above, the founders are collectively able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may not be to the benefit of the shareholders.

OUR SELLING SHAREHOLDERS PURCHASED THEIR SHARES AT PRICES FAR BELOW THE OFFERING PRICE OF $0.10

Our selling shareholders purchased their shares at $0.006, which is far below the offering price of $0.10. As such, these shareholders stand to make substantial gains on any sale at the offering price of $0.10. There is no assurance that you will be able to resell any shares you purchase at or above the offering price of $0.10, if at all.

FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT OUR STOCK PRICE.

As of the date of this prospectus Inrob Ltd. has 200,000,000 outstanding shares of Common Stock. Of the 200,000,000 shares currently outstanding 30,000,000 are being registered in this offering. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales will occur, could have a material negative effect on the market price of our Common Stock.

WE MAY ISSUE ADDITIONAL STOCK IN THE FUTURE TO FINANCE OUR BUSINESS PLAN AND THE POTENTIAL DILUTION CAUSED BY THE ISSUANCE OF STOCK IN THE FUTURE MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DROP.

As of the date of this prospectus, we had outstanding 200,000,000 shares of common stock, 30,000,000 of which are included in this registration statement. Subsequent to the effective date of this offering, we may need to raise additional capital, which may result in the issuance of additional shares of common stock, or debt instruments. Shares may be issued under an available exemption, a latter registration statement, or both. If and when additional shares are issued, it may cause dilution in the value of shares purchased in this offering and may cause the price of our common stock to drop. These factors could also make it more difficult to raise funds through future offerings of common stock.

A TRADING MARKET FOR OUR SHARES OF COMMON STOCK MAY NEVER DEVELOP.

Trading in our Common Stock, if any, is intended to be conducted on the OTC Bulletin Board operated by the NASD, after we obtain a listing, if ever. We intend to apply to have our shares of common stock listed on the OTC Bulletin Board operated by the NASD. Because we may not be able to obtain or maintain a listing on the OTC Bulletin Board, your shares may be difficult or impossible to sell. However, if we are unable to qualify for this listing, or if we will become unable to maintain our listing on the OTC Bulletin Board, we believe that our stock will trade on over-the-counter market in the so-called "pink sheets". Consequently, selling your Common Stock may be more difficult because typically smaller quantities of stock are bought and sold on the "pink sheets" and transactions could be delayed. These factors could result in lower prices and larger spreads in the bid and ask prices for our stock. At the date of this prospectus, we have only four stockholders, so there is at present very little liquidity in the shares.

OUR COMMON STOCK IS A "PENNY STOCK," AND COMPLIANCE WITH REQUIREMENTS FOR DEALING IN PENNY STOCKS MAY MAKE IT DIFFICULT FOR HOLDERS OF OUR COMMON STOCK TO RESELL THEIR SHARES.

Currently there is no public market for our common stock. If the common stock is ever listed in the public market in what is known as the over-the-counter market, our common stock will be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

The Commission has adopted regulations that generally define a "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share subject to certain exceptions. Such exceptions include equity securities listed on NASDAQ and equity securities issued by an issuer that has (i) net tangible assets in excess of $2,000,000, if such issuer has been in continuous operation for at least three years, or (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for at least three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a risk disclosure schedule explaining the penny stock market and the risks associated therewith.

Since it is expected that upon listing of our Common Stock on the OTC Bulletin Board or the "pink sheets" that our Common Stock will be subject to the regulations applicable to penny stocks, the liquidity of any such market for our Common Stock may be severely affected, limiting the ability of broker-dealers to sell the securities and your ability to sell your shares of Common Stock. There is no assurance that trading in our Common Stock will not continue to be subject to these or other regulations that adversely affect the market for such securities.

WE REQUIRE ADDITIONAL FUNDS TO ACHIEVE OUR CURRENT BUSINESS STRATEGY, WHICH WE MAY NOT BE ABLE TO OBTAIN.

We will need to raise additional funds through the issuance of either public or private debt or equity to develop and expand our operations. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could cause you to lose your entire investment in our Common Stock.

RISKS RELATED TO OUR LOCATION IN ISRAEL

OUR RESEARCH AND DEVELOPMENT FACILITIES ARE INCORPORATED IN ISRAEL AND HAVE IMPORTANT FACILITIES AND RESOURCES LOCATED IN ISRAEL WHICH COULD BE NEGATIVELY AFFECTED DUE TO MILITARY OR POLITICAL TENSIONS.

We are incorporated under the laws of the State of Israel and our research and development and production facilities as well as significant executive officers and other key employees are located in Israel. Since all of our sales are currently being made to customers in Israel, political, economic and military conditions in Israel will directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. We could be adversely affected by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation, or a significant downturn in the economic or financial condition of Israel. Despite the progress towards peace between Israel and its Arab neighbors, the future of these peace efforts is at best uncertain. Several Arab countries still restrict business with Israeli companies which, to the extent we were to attempt to make sales in such countries, would likely limit our ability to do so. We have no present intention to make any sales in any Arab countries.

CERTAIN  OF OUR  OFFICERS  AND  EMPLOYEES  ARE  REQUIRED  TO SERVE IN THE ISRAEL
DEFENSE FORCES AND THIS COULD FORCE THEM TO BE ABSENT FROM OUR BUSINESS FOR EXTENDED PERIODS.

11 of our male employees located in Israel (out of a total of 19 employees), including our Chief Executive Officer Mr. Nissim Halabi, are currently obligated to perform up to thirty-six (36) days of annual reserve duty in the Israel Defense Forces (this maximum period is changed according to the IDF's needs and may be prolonged by a further period of 14 days in a state of emergency) and are subject to being called for active military duty at any time. Such annual reserve duty may be prolonged even beyond the said period since many of Inrob's employees serve with elite reserve units or carry high army ranks. The loss or extended absence of any of our officers and key personnel due to these requirements could harm our business.

                       WHERE YOU CAN FIND MORE INFORMATION

Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission. Our company is a foreign private issuer, however, so we do not have to comply with
Section 14, which governs proxy statements and related matters, nor must our principal shareholders, officers or directors comply with Section 16, which governs short-swing profit recovery and reporting of insiders' beneficial ownership of our shares, among other matters.

We have filed a registration statement on Form F-1 with the Commission to register shares of our common stock to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us, or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST INROB

The enforcement by purchasers of the common shares offered in this prospectus of civil liabilities under the federal securities laws of the United States may be adversely affected by the fact that Inrob is an Israeli corporation, many of its directors and shareholders are residents of Israel, and the majority of Inrob's assets and all or a substantial portion of the assets of such other persons are located outside the United States. As a result, it may be difficult for purchasers to effect service of process upon such persons or to enforce any judgments obtained against such persons through United States courts.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact included in this prospectus regarding Inrob's financial position, business strategy and plans and objectives of management of Inrob for future operations, are forward-looking statements. When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend," and similar expressions, as they relate to Inrob or its management, identify forward-looking statements. These forward-looking statements are based on the beliefs of Inrob's management, as well as assumptions made by and information currently available to Inrob's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors such as those disclosed under "Risk Factors" in this prospectus, including but not limited to, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change or difficulties, product development risks, commercialization and trade difficulties and general economic conditions. Such statements reflect the current views of Inrob with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, and growth strategy of Inrob. All subsequent written and oral forward-looking statements attributable to Inrob or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

SELECTED FINANCIAL DATA

The selected financial data shown and expressed in $US in the following tables below have been derived from and should be read in conjunction with the financial statements and notes included in this document. Inrob's financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The selected financial data as at December 31, 2003 and 2002 and for the six-month periods ending June 30, 2004 and 2003, are derived from the audited financial statements appearing in this document.

                                     SIX MONTHS ENDED                             YEAR ENDED DECEMBER 31,
                                        JUNE 30,
                                    2004          2003           2003         2002         2001         2000        1999(1)
                                    ----          ----           ----         ----         ----         ----        -------
CONSOLIDATED STATEMENT            (unaudited)   (unaudited)   -------------------------------------------------------------
  OF OPERATIONS DATA:
Net revenues..................  $    689,187     $  751,139  $ 1,385,569  $1,430,481    $1,753,416   $1,900,955   $2,050,630
Costs of revenues.............       387,287        515,877    1,213,573     882,415     1,378,907    1,352,829    1,306,417
Gross profit..................       301,900        235,262      171,996     548,066       374,509      548,126      744,213
Selling, general and
  administrative, and
  amortization................       465,781        169,523      545,266     308,160       341,379      275,320      474,514
Income (loss) from operations.      (163,881)        65,739     (373,270)    239,906        33,130      272,806      269,699
Other (expense) income, net ..       (24,417)       (47,540)     (91,502)   (151,919)       (3,563)    (265,955)        (263)
Income (loss) before income
  taxes.......................      (188,298)        18,199     (464,772)     87,987        36,693        6,851      269,436
Provision for (benefit from)
  income taxes................        12,833          8,422           --      95,730       190,670       32,072       93,389
Net income (loss) available
  to common stockholders......      (201,131)         9,777     (464,772)     22,257      (153,977)     (25,221)     176,047
Basic earnings (loss) per
  share.......................          0.00           0.01        (0.03)      (0.02)        (0.15)       (0.03)        0.18
Weighted average shares
  outstanding(2)..............   200,000,000      1,002,000   15,001,667   1,002,000     1,002,000    1,002,000    1,002,000



                                AT JUNE 30,                                       AT DECEMBER 31,
                           2004            2003            2003          2002          2001           2000           1999
                           ----            ----            ----          ----          ----           ----           ----
                                                          ---------------------------------------------------------------------
CONSOLIDATED BALANCE    (unaudited)       (unaudited)
  SHEET DATA:
Working capital
  (deficit)..........   $  (895,699)      $ (306,808)      $(1,064,590)   $ (294,422)   $  (51,973)     $ (79,815)     $(36,309)
Total assets.........     1,233,903        1,148,505         1,046,179     1,190,157     1,068,578        772,803       804,151
Long-term debt.......       164,888          215,069           156,044       187,187       128,633            -0-       112,822
Total liabilities....     1,675,005        1,190,457         1,548,618     1,182,591     1,088,148        653,078       756,863
Stockholders'
  equity(deficit)....   $  (441,102)      $  (41,952)      $  (502,439)   $    7,566    $  (19,674)     $ 119,725      $ 47,288

----------------------
(1) Financial data relating to the year ended December 31st, 1999 is based upon the Company's financial statements and notes, which were audited in accordance with Israeli acceptable accounting principals that may differ from U.S. GAAP. The financial data related to the same year has been converted into Dollar figures at a ratio of 4.153 NIS for 1.00 $ exchange rate.

(2) at all relevant times there were 10,000 shares of common stock and 20 shares of management stock outstanding, all with a par value of $0.60. On December 22, 2003 all management shares were converted into common shares and a 1:100 stock split was enacted and thus the weighted shares outstanding are calculated on a post conversion and post split basis.

                         CAPITALIZATION AND INDEBTEDNESS
                        As of June 30, 2004 (un-audited)
                                    (In $US)

    Debt

         Current portion of long-term debt                     $  113,960
         Bank indebtedness                                        578,224
         Accounts payable and accrued charges                     688,830
         Deferred revenue                                         129,103
         Total long-term debt, net of current portion             164,888

    Total Debt                                                 $1,675,005

         Common shares(3)
    200,000,000 issued and outstanding

         Paid in capital                                          204,229
         Accumulated Other Comprehensive (loss) income             50,739
         Deficit                                                 (696,070)

    Total stockholders' equity                                 $ (441,102)

    Total Capitalization                                       $1,233,903

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock by the Selling Stockholders.

                              RECENT PRICE HISTORY

Inrob's common stock is not currently listed for trading on any exchange or over-the-counter market. Inrob intends to apply to have its shares of Common Stock listed for trading on the OTC Bulletin Board, however, there can be no assurance that Inrob's securities will be accepted for such listing in the near future, if at all.

                                 DIVIDEND POLICY

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

----------------------
(3) Weighted average shares - adjusted for 1 for 100 stock split undertaken as of December 22, 2003.

                                  SHARE CAPITAL

As of November 12, 2004, Inrob had 500,000,000 shares of common stock authorized and 200,000,000 shares of its common stock issued and outstanding. Inrob does not have preferred stock authorized for issuance. None of the issued and outstanding shares are held in treasury or by its subsidiaries.

                         DETERMINATION OF OFFERING PRICE

There is currently no public market for the shares of our common stock. Accordingly, the price of the common shares stated in this prospectus, $0.10, was determined by an arbitrary process based upon our internal, subjective evaluation. Among the factors considered in determining the initial estimated price of the common shares were:

      1.    Our history and our prospects;
      2.    The industry in which we operate;
      3. The status and development prospects for our proposed products and services;
      4.    Our past and present operating results;
      5.    The previous experience of our executive officers; and
      6. The general condition of the securities markets at the time of this offering.

      The price at which we recently sold securities to Lion Inc. and Balboa Capital Markets Inc. (as described in Item 7 on page 51 to this Registration Statement) was the best price we believed we could receive for our shares at the time and should not be considered an indication of the actual value of the shares of common stock offered in this prospectus. Lion, Inc paid $0.006 per share for its shares of our common stock and Balboa paid $0.006 per share for its shares of our common stock.

      The offering price stated on the cover page of this prospectus should also not be considered an indication of the actual value of the shares of common stock offered in this prospectus. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common stock can be resold at or above the initial public offering price.

      Number of Holders - As of November 12, 2004, there were 4 record holders of shares of our common stock.

                                    BUSINESS

History and development of the company

      Inrob Ltd. was incorporated in the State of Israel in 1988 as Eligal Laboratories Ltd. The company changed its name to Inrob Ltd. in September 2003.

      Our principal executive offices are located at 2 Haprat Street, Yavne, Israel. Our telephone number is +972 8 9324 333.

General

      Inrob Ltd. was established in 1988 as an engineering firm providing a cost-efficient solution for organizations to outsource maintenance of critical and sophisticated equipment. We now provide maintenance support of industrial electronic, electro-mechanical, optical and other scientific equipment, mainly to customers in the defense industry.

      Inrob and its management team built on this engineering experience and customer base and in 1992 expanded into a second area of operations. Today, on top of our maintenance and support services, we develop, integrate and produce advanced wireless control solutions for unmanned ground vehicle (UGV) robots. Our remote control systems are the "brains" for many UGV solutions.

      Inrob's current maintenance activity encompasses the repair and calibration of technologically advanced instruments and systems for companies and organizations such as the Israeli defense forces and Ministry of defense, various defense oriented industries, hospitals and medical centers, universities and academic institutes, laboratories and research centers, energy and infrastructure facilities, communication companies and transport and aviation organizations.

      Inrob's maintenance staff is composed of experienced engineers and support technicians. All of Inrob's personnel is regularly updated with current technological evolutions and participates on a regular basis in further training to keep themselves up to date with developments in Inrob's field of operation. For the supply of its maintenance services Inrob keeps a large and versatile array of high end, top of the line, electronic testing and repair appliances available for such use.

      The current nature of Israel's security situation coupled with our close work with the Israel Defense Forces (IDF) and the Israeli police, has helped us gain extensive experience in a wide range of military and law enforcement UGV applications and control solutions. We have the ability to provide fast and reliable solutions to meet the immediate operational needs of front-line IDF units as they arise. We recently began targeting the civilian applications market, which includes dangerous tasks such as nuclear plant maintenance, inspection and decommissioning, the demolition industry and firefighting and rescue services.

      Our UGV solutions include:

            o     Remote control systems (the "brains" of any robot)
            o     Complete robot systems
            o     Customized solutions

      We are ISO-9001: 2000 certified to design, manufacture and maintain electronic, optical and electro-mechanical equipment and are a certified supplier to the Israel Defense Forces and the Israeli Air Force. We have also been issued a certificate from the Israeli Air Force stating that our quality system is approved to perform inspection of products and services supplied to the Israeli Air Force.

PRODUCTS AND SERVICES

Inrob provides maintenance services for:

1.  Laboratory   equipment   including:   testing  and  measurement   equipment,
temperature chambers and x-ray equipment.

2.  Industrial  equipment  including:   balance  machinery,   presses,  cleaning
equipment and production lines.

3. Scientific and medical equipment including: spectrometry equipment, laser apparatuses and analytical tools.

4. Closed circuit television systems including: cameras, monitors and traverse sensors.

5. Optical equipment including: cameras and boroscopes.

6. Command and control equipment including: transmission and reception systems, control systems and robots.

7.  Audio  equipment  including:   recording   equipment,   announcing  systems,
amplification systems and sound systems.

8. Miscellaneous equipment including: power generators, fail-safe products, projectors and control rooms.

Most of the equipment used for providing such maintenance services is standard equipment purchased in the local market. Some of the equipment is special designated equipment that is purchased from the original manufacturers of the equipment we supply maintenance services for.

The table below shows the maintenance service provided by Inrob and the revenue derived from each such type of service:

===============================================================================================================
TYPE OF SERVICES                                                       REVENUES AS OF JUNE 30, 2004
===============================================================================================================
                                                                       US$                %
===============================================================================================================
Laboratory equipment including: testing and measurement equipment,     89,000             16.26%
temperature chambers and x-ray equipment.
===============================================================================================================
Industrial equipment including: balance machinery, presses, cleaning   62,000             11.38%
equipment and production lines
===============================================================================================================
Scientific and medical equipment including: spectrometry equipment,    53,000             9.76%
laser apparatuses and analytical tools
===============================================================================================================
Closed circuit television systems including: cameras, monitors and     75,000             13.82%
traverse sensors
===============================================================================================================
Optical equipment including: cameras and boroscopes                    18,000             3.25%
===============================================================================================================
Command and control equipment including: transmission and reception    22,000             4.07%
systems, control systems and robots
===============================================================================================================
Audio equipment including: recording equipment, announcing systems,    133,000            24.38%
amplification systems and sound systems
===============================================================================================================
Miscellaneous equipment including: power generators, fail-safe         40,000             7.32%
products, projectors and control rooms
===============================================================================================================
others                                                                 53,000             9.76%
===============================================================================================================

Inrob manufactures:

      Control and command units which includes manufacture of the following devices: devices for the coordination of the driving mechanism, devices to control and command the "arms" of the robots, analyzing units for information received from the robot, dispersion of electric current, development of software for each custom made unit according to the relevant application;

      Electric and electro-mechanic units - includes manufacture of engine drivers, wiring, electric current supply model; and

      Operating Unit - ergonomics, device for communication with robot, software for operation and interface of remote control, development and manufacture of command and electronic cards.

Most of the equipment used for such production is standard equipment. Inrob manufactures robots and control and command units that are sold as finished goods ready to use by the customer. Inrob sells a few dozens of finished goods every year

OUR OPPORTUNITY

      Robots are increasingly used in tasks involving any of the "three Ds" -- dirty, dangerous or dull. This includes a very wide range of military, law enforcement and civilian operations. New applications are constantly being added for purpose built platforms as well as for remote operated conversion of standard vehicles.

      Current application of UGVs include:

            o     Bomb disposal
            o     Mine clearing
            o     Firefighting and rescue
            o     Nuclear power plant maintenance
            o     Hazardous waste management

      The most important issues in current UGV usage include the ability to provide integrated solutions and dependable control and communication systems. We have particular expertise and experience in these two critical areas for all aforementioned applications of UGVs.

      We believe that this large and growing UGV market provides us with significant growth opportunities.

Factors impacting Inrob's business

Inrob is not aware of any government regulations that might have a material effect on its business, except for implications of being recognized as an acknowledged supplier by the government, nor is its business materially affected by seasonality.

INDUSTRY BACKGROUND

      Robots are increasingly used in tasks involving any of the "three Ds" -- dirty, dangerous or dull. Many commercial industries have successfully made use of robotic technology in well-structured ground environments such as manufacturing and in semi structured environments such as automated agriculture. There is also extensive use of unmanned vehicles in the relatively uncluttered environments of air and sea operations. However, perhaps the most difficult challenge for robots today is the use of unmanned ground vehicles in the unstructured, complex and changing outdoor environment of land operations.

      A variety of companies around the world currently manufacture robots for use in military, law enforcement and civilian applications. The size of these robots varies from as small as a shoebox to as large as a tele-operated tank. Control and traction methods vary considerably. Some are controlled by radio frequency while others use fiber optic or coax cable. Traction varies from tank-like tracks to multi-wheel combinations.

      MAJOR COMPONENTS OF ROBOTS

      o PLATFORM - This includes the motors, drive train, power source, and structural components. The platform could be a specially designed robot or a standard military or commercial vehicle.
      o OPERATOR CONTROL UNIT - The command and control unit allows the user to control the robot and its functions in an intuitive fashion. The control unit is compact, lightweight, and easy to operate. It is made of durable waterproof materials, has its own battery source, and can operate under difficult and severe environmental conditions. The control unit allows two-way communication with the robot, i.e. it enables the operator to send instructions to the robot, as well as receive information back from the robot such as real-time video pictures, battery status, traveling speed, and temperature.

      o COMMUNICATIONS - The communication system provides the clear transmission of data (operator instructions, video images etc.) at the robot's operating range. Most robots use wireless radio frequency (RF) communication as the primary mode of communication, although some robots use a fiber optic cable.
      o TOOLS - These enable the robot to carry out its primary mission. Tools may include a manipulator with adequate reach and freedom, camera, disrupter, x-ray detector and various sensors and weapon systems.

      Most current UGV manufactures do not produce all the components of the system. In particular, they outsource production of the control and communication systems to more specialist producers. It is also very difficult to quantify the total size of the global UGV market.

      We design and produce the operator control unit and the communication devices for the UGV's. When a customer requests that we produce a complete UGV, we outsource the UGV's platform, tools and sensors to third party manufacturers. We have manufactured and sold our products, on each occasion on a customized basis.

OUR TARGET MARKET

      Our target market is the full range of military, law enforcement and civilian mission-critical applications for unmanned ground vehicles. We have particular expertise and experience in all such applications of UGVs.

      Advances in remote-control technologies are leading to increased use of UGV's. For example, UGVs are expected to produce significant changes in ground warfare. Under a plan presented to the US Congress by Senator John Warner of Virginia in 2000, by 2015 one-third of US ground combat vehicles would be unmanned. The Senate Armed Services Committee responded by earmarking $246 million in the 2001 budget for research in unmanned ground and air systems. The US defense budget also includes significant funding for unmanned vehicle projects including research by the Defense Advanced Research Projects Agency (DARPA), which develops advanced technologies for the US Army's future combat systems. We have with one relatively insignificant exception made no sales outside of Israel to date, and cannot assure you that sales to the United States or other countries will be made on commercially acceptable terms, if at all.

      Over time, robotic technologies will enable UGV's to be more independent. Autonomous and semi autonomous mobile robots maneuvering between obstacles in real environments and operating independently, is one of the most challenging research and development topics in mobile robotics today. The control algorithms under development include collecting information from various sensors (laser range finders, ultrasonic sensors, infrared sensors), processing this information, including use of artificial intelligence, and generating real-time instructions for the desired robot motion. However, it is expected to be many years before robots are truly autonomous.

      Additionally, since many of the UGV producers, which in many instances are our competitors, do not produce the operator control unit or the communication devices for their UGV's, we also view certain of our competitors as potential customers.

      MILITARY APPLICATIONS:

      o EXPLOSIVE ORDINANCE DISPOSAL (EOD). Robots reduce or eliminate the bomb technician's time-on-target. Procedures performed during bomb disposal missions include surveillance and inspection, X-ray imaging, and disruption. These tasks require that sensors or tools be placed in close proximity to the threat. A robot takes risk out of potentially deadly scenarios and lets a bomb technician focus on what to do with the explosive device rather than on the immediate danger to his own life.

      o MINE CLEARING. Current robot sensor payloads include metal detection array, infrared imager, ground penetrating radar, thermal neutron activation detector and devices to mark the ground where mines have been detected.

      o OTHER MILITARY APPLICATIONS. There are many other military tasks that are candidates for UGV employment. These include:

      o     Weapons platform;
      o     Reconnaissance and intelligence gathering;
      o Target acquisition, including a kamikaze role of guiding weapons to target;
      o Nuclear, biological and chemical (NBC) warfare surveillance and monitoring;
      o     Ambushes;
      o     Decoy and deception;
      o     Combat engineering, including establishing and breaching obstacles;
      o     Communications relay;
      o     Remote sensors deployment and monitoring;
      o     Deploying mines;
      o     Forward area re-supply; and
      o     Adding greater realism in training exercises.

      LAW ENFORCEMENT APPLICATIONS:

      o IMPROVISED EXPLOSIVE DEVICES (IED). This was one of the earliest applications of remotely controlled robots, developed by the British Army in the early 1970's for use in Northern Ireland. While there are many similarities between military and law enforcement bomb disposal operations, the threats are sufficiently different to treat the two as separate markets. In addition to EOD, law enforcement bomb disposal more likely involves dealing with relatively unstable explosive devices. The very act of approaching a suspected object can be dangerous as points along the path to the device may be booby-trapped. In addition, no matter how careful a bomb technician is in the inspection or handling of an IED, the possibility always exists that the bomber is waiting nearby to remotely operate the device or a secondary device when the bomb technician is within range.

      There are approximately 550 bomb squads in the United States. According to an April 2000 report prepared by the Counter Terrorism Technology Support Office (CTTSO), less than 30 percent are equipped with bomb disposal robots. While this percentage may have risen since September 11, 2001 we believe there exists a significant market in the USA for bomb disposal robots.

      o OTHER LAW ENFORCEMENT APPLICATIONS. Other likely law enforcement applications for robots include surveillance, SWAT tasks and exchanging messages during hostage negotiations.

CIVILIAN APPLICATIONS

      Generally any industry or job involving the "three Ds" should consider a dedicated robot or remote operated conversion of their standard vehicle. Examples include nuclear plant maintenance, inspection and decommissioning and the demolition industry, which performs many dangerous tasks while pulling down a building. Another important civilian application is firefighting and rescue services.

CUSTOMER NEEDS COMMON FOR ALL APPLICATIONS

      A major customer need common for all applications is for integrated UGV systems with the ability to complete a total mission, versus an individual task. A robot may be able to perform a number of tasks very well, but if it fails or the user believes it will fail in the performance of one task required to complete a particular mission, its utility is greatly diminished. To meet this need UGV companies will have to provide integrated solutions that can be easily tailored to the users' mission requirements.

      OUR STRATEGY

      Our goal is to be a world leader in the development and production of advanced wireless control systems and integrated solutions for UGV robots. We aim to provide integrated solutions to meet the needs of a wide range of mission-critical military, law enforcement and civilian applications.

      Key elements of our strategy to accomplish this goal are to:

      o     Invest resources in order to focus on providing UGV solutions;
      o Seek strategic alliances with leading current international producers of UGV platforms;
      o Build on our own experience and our close ties with Israeli security services and defense contractors focusing on meeting the customers' need for an integrated solution; and
      o Expand into new international markets, using the most appropriate marketing and distribution channels for these markets.

      It is common for robots of a particular configuration to be needed in only small quantities. Therefore our business model includes several, possibly complementary, approaches:

      o     Sell  complete  robot  systems to the  end-user.  Sales of  complete
            systems   have  the   highest   potential   profitability,   however
            competition here is greatest.

      o Sell our remote control systems to a current major UGV producer for incorporation in their robots. Although profitability per unit is relatively lower, overall profitability may be higher due to the greater volumes involved and the savings on direct marketing.
      o Sell customized solutions to meet specific customer needs. Profitability is potentially high, however volumes are relatively low.

CUSTOMERS

During the six months ended June 30, 2004 and June 30, 2003 and the years ended December 31, 2003 and 2002, our largest customers were:

==================================================================================================================================
CUSTOMER              31 DEC. 2002              31 DEC. 2003               30 JUNE 2003                30 JUNE 2004
                      $ %                       $ %                        $ %                         $ %
==================================================================================================================================
POLICE                134,527     9.40%         124,118      8.96%         60,805        8.10%         35,363       5.13%
==================================================================================================================================
MINISTRY OF DEFENSE   629,798     44.03%        516,774      37.30%        245,689       32.71%        329,278      47.78%
==================================================================================================================================
KNESSET               78,993      5.52%         92,166       6.67%         47,310        6.30%         53,665       7.79%
==================================================================================================================================
RAFAEL                77,132      5.39%         473,064      34.14%        256,435       34.14%        3,377        0.49%
==================================================================================================================================
TECHNION              285,405     19.95%        74,618       5.39%         20,935        2.79%         64,033       9.29%
==================================================================================================================================
ISRAELI MILITARY      -           -             -            -             13,386        1.78%         75,041       10.89%
INDUSTRIES (IMI)
==================================================================================================================================
EL-OP                 -           -             -            -             -             -             23,727       3.44%
==================================================================================================================================
OTHER CUSTOMERS       224,626     15.71%        104,829      7.54%         106,579       14.18%        104,703      15.19%
==================================================================================================================================

During the year 2000 we were approached by C.C.S. (Communication Control Systems Ltd.) a U.K. based company for a quote for our MK-5 robot model. The end customer for this quote was U.T.I. Romania. Total consideration received by us for the MK-5 robot was $82,943.32. During 2001 we supplied additional cartridges for use with the MK-5 robot for the total sum of $2,400. This transaction has been our sole export transaction to date.

INTELLECTUAL PROPERTY

      We rely on the skills, know-how and experience of our personnel, as well as that of our other contractors, for our competitive advantage. We do not have any registered patents or trademarks. Additionally, we do not have any confidentiality agreements with our employees or suppliers to protect our intellectual property.

COMPETITION

      We believe that our competitors include, but are not limited to:

      o     Cybernetix, France
      o     ESI, Canada
      o     Foster-Miller, USA
      o     Kentree, Ireland
      o     OAO Robotics (acquired by Lockheed Martin, Dec. 2001), USA
      o     Remotec (subsidiary of Northrop Grumman), USA
      o RAFAEL Ltd., the Israel Aircraft Industries Ltd., the Israel Military Industries Ltd., Elbit Ltd., and Elop Ltd. (all Israeli companies).

      We believe that our competitive edge is the quality, product features and level of integration of our solutions. Because of Israel's security situation and our close work with the Israel Defense Forces (IDF) and the Israeli police, we have extensive experience in a wide range of military and law enforcement applications. We have the ability to provide fast and reliable solutions to meet the immediate operational needs of front-line IDF units as they arise.

      In addition, many of our major competitors do not produce themselves the remote control component (the "brain") of the UGVs they market. They outsource this production to other more specialized producers. In contrast, we develop and produce this crucial component ourselves. Although some of the above are, to some extent, our competitors, they are also potential customers.

      According to research in the US, the most important issues in current UGV usage include the ability to provide integrated solutions and dependable control and communication systems(4). We have particular expertise and experience in these two critical areas. Overall, we believe that this experience gives our technology and applications a crucial competitive advantage over those of our competitors which do not have this experience.

MATERIAL AGREEMENTS

In August 2001, we entered into an agreement with IDB for a revolving line of credit facility whose limit, as of June 30, 2004, was $378,080. As of June 30, 2004, the outstanding balance on the line of credit was $385,184. The line of credit bears interest at a rate of Prime + 3% per annum. The line of credit is evidenced by a debenture issued to IDB, which requires Inrob to get the consent of IDB prior to Inrob taking certain actions, most important of which is prior to the sale of any of Inrob's shares, which could hinder our ability to raise additional capital in the future.

In connection with the debenture, we have pledged and assigned all of our future revenues from purchase orders with the Israeli Police, the Knesset (Israeli Parliament) and the Ministry of Defense and other receivables to IDB. As such revenues and receivables are all to be received in the future we are unable to assess the amount so pledged and assigned.

----------------------
(4) "Unmanned Ground Vehicles (UGV) Lessons Learnt" Report Number 1869, Space & Naval Warfare Systems Command, San Diego, November 2001

Above and beyond the pledge and assignment of the aforementioned future revenues and receivables we have also pledged all of our assets to IDB by way of a floating charge.

If we violate any of the restrictions placed on our business in connection with the debenture, IDB may demand immediate repayment of all of our outstanding debt owed to IDB, which would adversely affect our operations.

During the past 6 years we leased 5 vehicles from Igud Leasing Ltd. In order to guarantee our obligations under the aforementioned leases we have pledged the vehicles and all related insurance rights to Igud Leasing Ltd..

During the year 2003 we borrowed $106,891 from United Mizrahi Bank (UMB), for the purchase of 5 vehicles, with a total value, as of February 2003, of $134,756. We are currently repaying the loan to UMB in monthly installments of $2,332. The loan bears a nominal interest at the rate of Prime + 0.75% per annum and is due on February 27, 2005. These cars are formally registered under the name of Ben-Tsur Joseph, as Trustee, in order to not to harm their resale value, however, we have entered a trust agreement with Mr. Joseph whereas Mr. Joseph as trustee is merely the registered owner of the vehicle, and, all of the right, title and interest in the vehicles remains with Inrob. In order to guarantee our obligations under the loan agreement with UMB we have pledged the 5 vehicles so financed and all related insurance rights to UMB.

In January 2004, we entered into an investment agreement with Balboa Capital Markets Inc. The agreement with Balboa Capital Markets includes its commitment to purchase from Inrob 11,000,000 common shares, constituting five and a half (5.5%) percent of the total issued and outstanding capital stock of Inrob, calculated on a post-issue fully diluted basis, with a par value of $0.006 each, for total aggregate payment of $71,500. The agreement stipulates that such investment may be made either by way of direct transfer of funds into the Inrob's account or by way of payment by Balboa Capital Markets of expenses required and approved by Inrob. The shares were issued to Balboa Capital Markets upon execution of the investment agreement. Balboa Capital Markets now beneficially owns 11,000,000 common shares of Inrob.

In January 2004, we entered into an investment agreement with Lion Inc. The agreement with Lion includes its commitment to purchase from Inrob 19,000,000 common shares, constituting nine and a half (9.5%) percent of the total issued and outstanding capital stock of Inrob, calculated on a post-issue fully diluted basis, with a par value of $0.006 each, for total aggregate payment of $123,500. The agreement stipulates that such investment may be made either by way of direct transfer of funds into Inrob's account or by way of payment by Lion of expenses required and approved by Inrob. The shares were issued to Lion upon execution of the investment agreement. Lion now beneficially owns 19,000,000 common shares of Inrob.

All funds received for the allocation of shares to Lion Inc. and to Balboa Capital Markets Inc. were used for paying expenses related to this Registration Statement and the future listing of Inrob's shares on the OTC Bulletin Board.

We do not have any written material agreements with suppliers or major customers except for general terms of engagement applicable to any vendor to the MoD. Other than with the MoD, all our agreements are oral and are subject to immediate change without prior notice to us. There is no general set of terms for these oral agreements, all of which are negotiated separately for every order placed.

EMPLOYEES

      We currently have 16 employees, all of whom have government security clearance. Many also have Top Secret clearance, allowing us to work with our customers in highly classified environments. We believe that our relations with our employees are good.

           BREAKDOWN OF OUR EMPLOYEES AS OF JUNE 30, 2004 BY FUNCTION:
----------------------------------------------------------------------------
    Department                                                  Number of
                                                              Employees
----------------------------------------------------------------------------
    CEO                                                             1
----------------------------------------------------------------------------
    Service Technicians & Engineers                                 13
----------------------------------------------------------------------------
    Service Coordinator                                             1
----------------------------------------------------------------------------
    Production Manager                                              1
----------------------------------------------------------------------------
    Marketing & Sales                                               1
----------------------------------------------------------------------------
    General & Administration                                        2
----------------------------------------------------------------------------
    TOTAL                                                           19
----------------------------------------------------------------------------

      We anticipate recruiting additional staff, as needed, to support our expansion into new markets.

      Severance pay expenses amounted to $171,642 for the six months ended June 30, 2004 and vacation pay expenses amounted to $87,113 for the six months ended June 30, 2004. These sums have not been reserved by Inrob.

      Terms of employment for Inrob's employees are individually negotiated with each and every employee. The relationship between the parties, their rights and mutual duties are determined solely on the basis of the agreements reached after these negotiations.

      When negotiating the working conditions and wages of its employees, Inrob did not take into account payments and/or benefits and/or advantages workers may be entitled to according to provisions set by Israeli legislation, adjudication set by Israeli courts, collective employment agreements that may apply to the company by power of expansion orders or any other source outside the parties' agreements. The company has no knowledge as to whether it adheres to the aforementioned legal requirements.

FACILITIES

      Our principal executive offices are located at 2 Haprat Street, Yavne, Israel, some 25 km south of Tel Aviv. We lease approximately 12217.04 Sq. f. of office space at a monthly rent of US$4,767. This sum is converted to NIS based on the relevant U.S. Dollar to NIS conversion rate at the date of payment, with a minimum rate, set in the rent agreement, of $1.00 = 4.76 NIS. We actually use only 8,718.77 Sq. f. of the aforementioned office space (1,614.59 Sq. f. are used for office and management related activities, 2,690.98 Sq. f. are used for manufacture related activities and the remaining 4,413.20 Sq. f. are used for service related activities). The rest of the space is sublet. Our lease expires on January 1, 2006, though Inrob's contract allows it to end the engagement upon a 90 days prior notice, as of December 31, 2004. We believe that our current facilities are adequate to conduct our business.

LEGAL PROCEEDINGS

      Inrob Ltd. is not currently involved in any material legal proceedings.

                  OPERATING AND FINANCIAL REVIEW AND PROSPECTS

This discussion of Inrob's financial condition and results of operations should be read in conjunction with the audited consolidated financial statements for the years ended December 31, 2003, 2002 and 2001 and the notes thereto, as well as with the unaudited consolidated financial statements for the six months ended June 30, 2004 and 2003 and the notes thereto. Inrob prepares and files its consolidated financial statements and Management's Discussion and Analysis in U.S. dollars (unless otherwise stated) and in accordance with United States generally accepted accounting principles ("GAAP").

      Inrob Ltd. was established in 1988 as an engineering firm providing a cost-efficient solution for organizations to outsource maintenance of critical and sophisticated equipment. We now provide maintenance support of industrial electronic, electro-mechanical, optical and other scientific equipment, mainly to customers in the defense industry. The percentage of revenue we derive from our services as opposed to our robot-related products is shown below.

--------------------------------------------------------------------------------------------------------------------
                                      June 30, 2004      June 30, 2003       December 31, 2003   December 31, 2002
--------------------------------------------------------------------------------------------------------------------
Percentage of revenue derived from
services                                          72.7%               61.4%               69.1%               79.6%
--------------------------------------------------------------------------------------------------------------------
Percentage of revenue derived from
robot-related products                            27.3%               38.6%               30.9%               20.4%
--------------------------------------------------------------------------------------------------------------------

      Inrob and its management team built on this engineering experience and customer base and in 1992 expanded into a second area of operations. Today we are one of Israel's leading developers, integrators and producers of advanced wireless control solutions for unmanned ground vehicle (UGV) robots. Our remote control systems are the "brains" for many UGV solutions.

      The current nature of Israel's security situation coupled with our close work with the Israel Defense Forces (IDF) and the Israeli police, has helped us gain extensive experience in a wide range of military and law enforcement UGV applications and control solutions. We have the ability to provide fast and reliable solutions to meet the immediate operational needs of front-line IDF units as they arise. We recently began targeting the civilian applications market, which includes dangerous tasks such as nuclear plant maintenance, inspection and decommissioning, the demolition industry and firefighting and rescue services.

      Our UGV solutions include:

            o     Remote control systems (the "brains" of any robot)
            o     Complete robot systems
            o     Customized solutions

      We are ISO-9001: 2000 certified to design, manufacture and maintain electronic, optical and electro-mechanical equipment and are a certified supplier to the Israel Defense Forces and the Israeli Air Force. We have also been issued a certificate from the Israeli Air Force stating that our quality system is approved to perform inspection of products and services supplied to the Israeli Air Force.

CRITICAL ACCOUNTING POLICIES

We believe the following represent our critical accounting policies:

The accounting policies of the Company are in accordance with generally accepted accounting principles of the United States of America, and their basis of application is consistent with prior years. Outlined below are those policies considered particularly significant:

   Revenue Recognition

      The Company generates revenues from product sales and maintenance service contracts.

      Revenues from product sales are recognized on a completed-contract basis, in accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101") and Statement of Position 91-1 "Accounting for Performance of Construction-Type Contracts". Revenue is recognized when delivery has occured provided there is persuasive evidence of an agreement, acceptance tests results have been approved by the customer, the fee is fixed or determinable and collection of the related receivable is probable. Customers are billed, according to individual agreements, upon completion of the contract. All product costs are deferred and recognized on completion of the contract and customer acceptance.

      On going maintenance service contracts are negotiated separately at an additional fee. The maintenance service is separate from the functionality of the products, which can function without on going maintenance. Revenues relating to maintenance service contracts are recognized as the services are rendered ratably over the period of the related contract.

      The  Company  is  not  required  to  perform   significant   post-delivery
      obligations, does not provide warranties and does not allow product returns. As such, no provision is made for costs of this nature.

      The Company does not sell products with multiple deliverables. It is management's opinion that EITF 00-21, "Revenue Arrangements With Multiple Deliverables" is not applicable.

   Use of Estimates

      The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RESULTS OF OPERATIONS

                  31 December 2003      30 June 2003       30 June 2004

                  $                     $                  $

 Revenues         1,385,569             751,139            689,187

 Net (loss)
 earnings          (464,772)              9,777           (201,131)

 Gross profit       171,996             235,262            301,900


Six Months ended June 30, 2004 Compared to Six Months ended June 30, 2003

Revenues of Inrob for the six months ended June 30, 2004 increased approximately 8.9% to $751,139 from $689,187 for the six months ended June 30, 2003. The increase was due to the cyclical nature of Inrob's business. Revenues in any particular quarter are dependant on particular projects which the company undertakes in the particular quarter. Such projects might not be evenly spread across a financial year. During the six months ended June 30, 2004, we derived approximately 69.9% of our revenues from four main customers as compared to approximately 63.3% for the comparable period in 2003.

--------------------------------------------------------------------------------------------------------------------
               Client's                       Six months ended June 30, 2004      Six months ended June 30, 2003
                 Name                              (%of total revenue)                 (%of total revenue)
--------------------------------------------------------------------------------------------------------------------
                Police                                  4.75%                                 7.33%
--------------------------------------------------------------------------------------------------------------------
                M.o.D.                                  44.26%                                29.6%
--------------------------------------------------------------------------------------------------------------------
                Knesset                                 7.21%                                  5.7%
--------------------------------------------------------------------------------------------------------------------
                RAFAEL                                  0.45%                                 30.89%
--------------------------------------------------------------------------------------------------------------------

Cost of sales for the six months ended June 30, 2004 decreased approximately 24.9% to $387,287 from $515,877 for the comparable period ended in 2003. This decrease is primarily due to lower revenues during the six month period ended June 30, 2004.

Gross profit for the six months ended June 30, 2004 increased by approximately 28.35% to $301,900 from $235,262 in the comparable period ended June 30, 2003. The increase was primarily the result of a sharper decrease in cost of sales than the decrease in revenue for the six months ended June 30, 2004. Gross profit as a percentage of revenues during the same periods increased to 43.8% during the six months ended June 30, 2004 from 31.3% during the six months ended June 30, 2003, which was primarily the result of a different mix of projects that Inrob undertook, which produced a different level of gross profit.

Selling, general and administrative expense increased during the six months ended June 30, 2004 by 61.5% to $251,673 from $155,868 for the comparable period ended in 2003. This increase is primarily due to the payment of a professional fees relating to the registration. Selling, general and administrative expense as a percentage of net revenues increased during the six months ended June 30, 2004 to 36.5% from 20.8% during the comparable period ended in 2003.

Financing costs decreased to $28,929 during the six months ended June 30, 2004 from financing costs of $47,540 during the comparable period ended in 2003. This was primarily a result of the change in the dollar/shekel exchange rate as well as the decrease in the prime interest rate in the Israeli market.

Fiscal Year Ended December 31, 2003 Compared to Fiscal Year Ended December 31, 2002

Revenues of Inrob for fiscal year ended December 31, 2003 ("Fiscal 2003") decreased approximately 3% to $1,385,569 from $1,430,481 for fiscal year ended December 31, 2002 ("Fiscal 2002"). The decrease was primarily due to exchange rate differences between the said periods. The average U.S. Dollar to NIS exchange rate for Fiscal 2003 was 1:4.55, while the average U.S. Dollar to NIS exchange rate for Fiscal 2002 was 1:4.74 and thus while the NIS figures actually show an increase in Inrob's revenues during the said periods, the U.S. Dollar converted figures show a decrease. During Fiscal 2003, we derived approximately 84.85% of our revenues from four main customers.

--------------------------------------------------------------------------------
             Client's Name                Fiscal 2003 % of total revenue
--------------------------------------------------------------------------------
                 Police                                   9.59%
--------------------------------------------------------------------------------
                 M.o.D.                                  46.91%
--------------------------------------------------------------------------------
                Knesset                                   5.28%
--------------------------------------------------------------------------------
                 RAFAEL                                   7.21%
--------------------------------------------------------------------------------

Cost of sales for Fiscal 2003 increased approximately 37.5% to $1,213,573 from $882,415 for Fiscal 2002. This increase is primarily due to the aforementioned exchange rate differences between the said periods as well as an increase in competition resulting in reduced sales prices for products.

Gross profit for fiscal 2003 decreased by approximately 68.6% to $171,996 from $548,066 in Fiscal 2002. The decrease was primarily the result of the increase in cost of sales for Fiscal 2003, compared to Fiscal 2002 caused by the aforementioned exchange rate differences between the said periods. Gross profit as a percentage of revenues during the same periods decreased significantly to 12.4% in Fiscal 2003 from 38.3% in Fiscal 2002, which was primarily the result of the aforementioned exchange rate differences between the said periods.

Selling, general and administrative expense increased in Fiscal 2003 by 87% to $535,138 from $286,053 for Fiscal 2002. This increase is primarily due to an increase in management wages and consulting services costs. Selling, general and administrative expense as a percentage of net revenues, increased in Fiscal 2003 to 38.6% from 20% in Fiscal 2002.

Interest expenses for Fiscal 2003 decreased to $80,134 from $90,360 for Fiscal 2002

Net (loss) earnings available to common shareholders increased approximately 2,188% in Fiscal 2003 to $(464,772) from $22,257 in Fiscal 2002.

Fiscal Year Ended December 31, 2002 Compared to Fiscal Year Ended December 31, 2001

Revenues of Inrob for fiscal year ended December 31, 2002 ("Fiscal 2002") decreased approximately 18% to $1,430,481 from $1,753,416 for fiscal year ended December 31, 2001 ("Fiscal 2001"). The decrease was primarily due to exchange rate differences between the said periods. The average U.S. Dollar to NIS exchange rate for Fiscal 2002 was 1:4.738, whilst the average U.S. Dollar to NIS exchange rate for Fiscal 2001 was 1:4.206; and thus whilst the NIS figures actually show an increase in Inrob's revenues during the said periods, the U.S. Dollar converted figures show a decrease. During Fiscal 2002, we derived approximately 68.99% of our revenues from four main customers.

--------------------------------------------------------------------------------
             Client's Name                Fiscal 2002 % of total revenue
--------------------------------------------------------------------------------
                 Police                                   9.59%
--------------------------------------------------------------------------------
                 M.o.D.                                  46.91%
--------------------------------------------------------------------------------
                Knesset                                   5.28%
--------------------------------------------------------------------------------
                 RAFAEL                                   7.21%
--------------------------------------------------------------------------------

Cost of sales for Fiscal 2002 decreased approximately 35.8% to $885,415 from $1,378,907 for Fiscal 2001. This decrease is primarily due to the aforementioned exchange rate differences between the said periods as well as a decrease in salary expenses and the relative abundance of low cost production projects in Fiscal 2002, compared to Fiscal 2001.

Gross profit for fiscal 2002 increased by approximately 46% to $548,066 from $374,509 in Fiscal 2001. The increase was primarily the result of the decrease in cost of sales for Fiscal 2002, compared to Fiscal 2001 caused by the aforementioned exchange rate differences between the said periods. Gross profit as a percentage of revenues during the same periods increased significantly to 38.3% in Fiscal 2002 from 21.3% in Fiscal 2001, which was primarily the result of the aforementioned exchange rate differences between the said periods.

Selling, general and administrative expense increased in Fiscal 2002 by 25.8% to $286,053 from $227,345 for Fiscal 2001. This increase is primarily due to an increase in management wages and consulting services costs. Selling, general and administrative expense as a percentage of net revenues, increased in Fiscal 2002 to 20% from 12.9% in Fiscal 2001.

Other expense, including interest, for Fiscal 2002 increased to approximately $151,919 from $(3,563) for Fiscal 2001. Sale of equipment generated a loss of $3,527 in Fiscal 2002 compared to a loss of $3,563 in Fiscal 2001. In Fiscal 2002, we recorded a one-time charge of $58,032 to reflect the write-down of a related party loan receivable.

Net (loss) earnings available to common shareholders increased approximately 114.4% in Fiscal 2002 to $22,257 from $(153,977) in Fiscal 2001.

Fiscal Year Ended December 31, 2001 Compared to Fiscal Year Ended December 31, 2000

Revenues of Inrob for fiscal year ended December 31, 2001 ("Fiscal 2001") decreased approximately 7.7% to $1,753,416 from $1,900,955 for fiscal year ended December 31, 2000 ("Fiscal 2000"). The decrease was primarily due to exchange rate differences between the said periods. The average U.S. Dollar to NIS exchange rate for Fiscal 2000 was 1:4.077, whilst the average U.S. Dollar to NIS exchange rate for Fiscal 2001 was 1:4.206. Also, sales to Israeli market decreased during Fiscal 2001. During Fiscal 2001, we derived approximately 51.19% of our revenues from four main customers.

--------------------------------------------------------------------------------
             Client's Name                Fiscal 2001 % of total revenue
--------------------------------------------------------------------------------
                 Police                                   10.74
--------------------------------------------------------------------------------
                 M.o.D.                                   35.49
--------------------------------------------------------------------------------
                Knesset                                   1.67
--------------------------------------------------------------------------------
                 RAFAEL                                   3.29
--------------------------------------------------------------------------------

Cost of sales for Fiscal 2001 increased minimally to $1,378,907 from $1,352,829 for Fiscal 2000. This increase is primarily due to an increase in the cost of inputs during Fiscal 2001.

Gross profit for Fiscal 2001 decreased by approximately 31.7% to $374,509 from $548,126 in Fiscal 2000. The decrease was primarily the result of an increase in the cost of inputs during Fiscal 2001 and the aforementioned exchange rate differences between the said periods. Gross profit as a percentage of revenues during the same periods decreased to 21.3% in Fiscal 2001 from 28.8% in Fiscal 2000, which was primarily the result of a sharp decrease in gross profit and an increase in the cost of inputs during Fiscal 2001.

Selling, general and administrative expense increased in Fiscal 2001 by 28.3% to $227,345 from $177,122 for Fiscal 2000. This increase is primarily due to an increase in management wages. Selling, general and administrative expense as a percentage of net revenues, increased in Fiscal 2001 to 12.9% from 9.3% in Fiscal 2000.

Other expense, including financing costs, for Fiscal 2001 decreased to $117,597 from $364,153 for Fiscal 2000. Financing costs increased to $89,650 in Fiscal 2001 from $71,222 in Fiscal 2000. This decrease in other expenses was primarily as result of a loss on forgiveness of debt incurred in 2000.

Net loss available to common shareholders increased approximately 512.0% in Fiscal 2001 to $153,977 from $25,221 in Fiscal 2000. The increase in net loss was primarily a result of a decrease in sales, an increase in the cost of inputs during Fiscal 2001 and the aforementioned exchange rate differences between the said periods.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2004, we had a working capital deficit of approximately $895,699. We believe that our revolving line of credit facility with the Israel Discount Bank Ltd. ("IDB"), together with projected cash generated from operations will provide sufficient financial resources to finance the current operations of the Company through December 31, 2004.

We have primarily financed our operations through cash generated from our operations, as well as through loans from banks. In August 2001, we entered into an agreement with IDB for a revolving line of credit facility whose limit as of June 30, 2004 was $378,080. As of June 30, 2004, the outstanding balance on the line of credit was $385,184. The line of credit bears interest at a rate of Prime + 3% per annum. Any amount in excess of the credit limit bears interest at a rate of Prime + 5.5% per annum The line of credit is evidenced by a debenture issued to IDB, which requires Inrob to get the consent of IDB prior to Inrob taking certain actions, most important of which is prior to the sale of any of Inrob's shares, which could hinder our ability to raise additional capital in the future. In connection with the debenture, we have pledged and assigned all of our revenues from purchase orders with the Israeli Police, the Knesset (Israeli Parliament) and the Ministry of Defense and other receivables and assets to IDB. If we violate any of the restrictions placed on our business in connection with the debenture, IDB may demand immediate repayment of all of our outstanding debt owed to IDB, which would adversely affect our operations.

In February 2003, we borrowed an additional $106,891 from UMB for the purchase of 5 vehicles. We are currently repaying the loan to UMB in monthly installments of $2,332. The loan bears a nominal interest at the rate of Prime + 0.75% per annum and is due on 2/27/05.

We believe that our revolving credit facility with IDB will continue; however, as of June 30, 2004, the outstanding balance on our credit facility was $385,184. We have thus exceeded the $378,080 credit facility granted to us by IDB. Since we are currently at the limit of the borrowing amount of our credit facility with IDB, our only funding sources are from our operations, which may not be sufficient to continue to fund our current and future business.

OFF-BALANCE SHEET ARRANGEMENTS

Contractual Obligations and Commercial Commitments

The Company's significant contractual obligations as of June 30, 2004 are for debt and operating leases. Debt by year of maturity and future rental payments under operating lease agreements are presented below. We have not engaged in off-balance sheet financing or commodity contract trading, other than the lease of five cars from Igud Leasing Ltd., with a total value, as of March 28, 2004, of approximately $143,000.

------------------------------------------------------------------------------------------------------------------
CONTRACTUAL OBLIGATIONS                      PAYMENTS DUE BY PERIOD

------------------------------------------------------------------------------------------------------------------
                                         Total        Less than 1 year     1-3 years     4-5 years     After 5
                                                                                                        years
------------------------------------------------------------------------------------------------------------------
 Rent                                   $111,828          $55,914          $55,914
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk related to fluctuations in interest rates on our debt. Increase in prevailing interest rates could increase our interest payment obligations relating to variable rate debt. For example, a 100 basis point increase in interest rates would increase annual interest expense by $835.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      Our sole director will hold office until the next annual meeting of our shareholders or until his successors is duly elected and qualified. Our executive officers serve at the pleasure of the Board of Directors. The directors and officers of the Company are listed below with information about their respective backgrounds.

             Name                   Age              Position

    Ben-Tsur Joseph                 45               President and Sole Director
    Nissim Halabi                   42               Chief Executive Officer

      MR. BEN-TSUR JOSEPH, Co-founder, President and sole Director, founded the Company with Mr. Itshak Hamamy in 1988 and was joint CEO with Mr. Hamamy until 1999. He has extensive experience and knowledge of the UGV operations and continues to work closely with major defense clients. Mr. Joseph is currently the president and sole director of Inrob. Mr. Joseph military service was in an elite unit of the Israeli Air Force from 1978 to 1984.

      MR. NISSIM HALABI - CEO, joined the Company at its inception in 1988 and became CEO in 1999. From 1994 to 1999, Mr. Halabi was a Service Manager with Inrob. He has extensive experience in all areas of the Company's operations, in particular the UGV operations. Mr. Halabi served as an officer in a combat unit in the IDF. Mr. Halabi received his certification as an Electronics Practical Engineer from the Tel-Aviv University in 1988.

      We do not have a chief financial officer. However, Mr. Joseph serves as our controller and principal accounting officer and will soon be appointed our chief financial officer.

      Inrob intends, in the first general assembly to be held pursuant to the registration of the shares hereunder, to appoint further directors to the company's board of directors, including 2 external directors as required under Israeli law regulating the conduct of public companies.

EXECUTIVE COMPENSATION

      The following table sets forth the cash and all other compensation of our executive officers and directors during each of the last three fiscal years. The remuneration described in the table includes the cost to the Company of any benefits which may be furnished to the named executive officers, including premiums for health insurance and other benefits provided to such individual that are extended in connection with the conduct of our business.

SUMMARY COMPENSATION TABLE

                       ANNUAL COMPENSATION                                        LONG TERM COMPENSATION
--------------------------------------------------------------------------------------------------------------------------------
    Name and                                                   Other Annual          Awards            Payouts               All
    Principal Position      Year     Salary         Bonus      Compensation                                                Other
                                      Cost                                Restricted  Securities         LTIP       Compensation
                                    To employer                               stock   Underlying       Payouts ($)
                                                                           Awards($)  Options SARs (#)
--------------------------------------------------------------------------------------------------------------------------------
Ben-Tsur Joseph            2003     $ 9,384          0       $45,000 (1)          0        0                0               0
Co-President               2002     $45,873          0             0              0        0                0               0
                           2001      77,380          0             0              0        0                0               0


Itschak Hamamy             2003     $ 9,384          0             0              0        0                0               0
Former Co-President        2002      35,735          0             0              0        0                0               0
                           2001      30,660          0             0              0        0                0               0

Nissim Halabi              2003     $68,792          0             0              0        0                0               0
CEO                        2002      76,912          0             0              0        0                0               0
                           2001      77,857          0             0              0        0                0               0

(1) This sum is due to Mr. Joseph and has been reserved though has not yet been paid.

STOCK OPTION PLANS

      We do not have any long-term compensation plans or stock option plans.

OTHER EMPLOYEE BENEFIT PLANS

      We currently have no fringe benefit plans that have inured to the benefit of the above individuals

EMPLOYMENT AGREEMENTS

      We do not have any written employment agreements with any of our employees.

We entered into an agreement with our President, Mr. Joseph, on October 1, 2003, pursuant to which Mr. Joseph will cause a company or companies under his control ("Joseph's Companies") to be chosen by Mr. Joseph from time to time, to provide Inrob with management services (presiding as Inrob's president) and general ongoing consulting services. The services shall be of nature and scope as shall be required by Inrob from time to time ("Services"). According to the agreement, Mr. Joseph shall be the sole representative of Joseph's Companies' authorized to provide the Services; and that Joseph's Companies' shall not appoint any other representative to provide the Services.

Mr. Joseph's extensive managerial experience includes:

---------------------------------------------------------------------------------------------------------------------
       Period                 Company's Name                      Company's Business                  Managerial
                                                                                                       Position
---------------------------------------------------------------------------------------------------------------------
1988 - 1984           Gabi Shoef Engineers (1985)    Engineering solutions                        C.E.O.
                      Limited
---------------------------------------------------------------------------------------------------------------------
1984 - to date        Inrob Ltd. (F.K.A. Eligal      Engineering and maintenance support firm     Founder,
                      Ltd.)                                                                       Ex-C.E.O. and
                                                                                                  President
---------------------------------------------------------------------------------------------------------------------
1984 - to date        Elina Industries, Ltd.         Import of industrial electronic,             Founder and C.E.O.
                                                     electro-mechanical, optical and other
                                                     scientific equipment, mainly to customers
                                                     in the defense industry
---------------------------------------------------------------------------------------------------------------------
1996                  Elina Test (1995) ltd.         Import of electronic card manufacturing      Founder and C.E.O.
                                                     equipment and software solutions for such
                                                     machines
---------------------------------------------------------------------------------------------------------------------
2000 - 2001           Elad Hotels Ltd.               Hotel properties and real-estate Company     Chairman and
                                                                                                  C.E.O.
---------------------------------------------------------------------------------------------------------------------
2001 - 2003           D.J.G. Industries -            Public Company - Operator of gas stations    C.E.O.
                      Electrical and Lighting        and convenience stores in the U.S.
                      Products Ltd.
---------------------------------------------------------------------------------------------------------------------

      In consideration for providing the Services, Inrob shall pay the relevant company which provided the Services at such time a fixed monthly sum of $15,000 (fifteen thousand US Dollars) + VAT during the period commencing on October 1, 2003 and terminating on September 30, 2004 and the fixed sum of $20,000 (twenty thousand U.S. Dollars) + VAT for every month thereafter at the rate provided by Israeli Law. In addition, Inrob shall provide Joseph's Companies' representative, chosen by Joseph's Companies to grant the Services to Inrob, with two vehicles and two cellular phones, all related expenses of which will be incurred by Inrob, including all taxes payable thereon. We have not entered into a non-compete or confidentiality agreement with Mr. Joseph.

      Inrob has not yet paid any funds to any of Joseph's Companies, but has reserved the funds to pay for the Services for the fiscal year ended December 31, 2003 and the six-month period ending June 30, 2004, which amount to $45,000 and $90,000 respectively.

                MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

      The following table describes, as of the date of this prospectus, the beneficial ownership of our Common Stock by persons known to us to own more than 5% of such stock and the ownership of Common Stock by our directors, and by all officers and directors as a group.

                                                   PERCENTAGE      PERCENTAGE
 NAME AND ADDRESS               COMMON STOCK(1)  BEFORE OFFERING  AFTER OFFERING
 ----------------               ---------------  ---------------  --------------

Ben-Tsur Joseph                 85,000,000            42.5%            42.5%
Itschak Hamamy                  85,000,000            42.5%            42.5%
Nissim Halabi                           -0-             --               --
Lion Inc.(2)                    19,000,000            9.5%             0.0%
Balboa Capital Markets
  Inc.(3)                       11,000,000            5.5%             0.0%

All Officers and Directors
  as a Group (2 persons)       170,000,000           85.0%            85.0%

(1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.
(2) Lion's address is 1685 54th St., Brooklyn, N.Y. 11219.
(3) Balboa Capital Markets' address is 9061E. Alondra Blvd., Bellflower, Ca, 90706.

                           RELATED PARTY TRANSACTIONS

      During the years ended December 31, 2003, 2002 and 2001, we entered into transactions with certain related parties.

During the years ended December 31, 2003, 2002 and 2001, we charged Elina Industries, Ltd., a company controlled by Messrs Hamamy and Joseph, for premises we sub-leased to Elina and other services totaling $46,250, $111,788 and $60,993, respectively, for due rent, related expenses and other services.

Elina Industries, Ltd. is a company controlled by Messrs Hamamy and Joseph - a sister company to Inrob. Elina Industries, Ltd. is in the business of importing ultrasonic welding equipment for the metal and plastic industries, electronic measurement devices and ultrasonic cleaning machinery. Elina Industries, Ltd. is the exclusive representative of international manufacturers such as: American Technology Incorporated, Branson Ultrasonics Corporation and Sonic-Mill Inc. and the DeFelsko Corporation.

Our agreement with Elina states that each party shall procure services and/or will purchase products from the other party, and will provide services and/or sell products to the other party, as may be agreed between the parties from time to time. Included in its commitment to procure services from Inrob, Elina is obliged to procure from Inrob secretarial services, management services and office space for an aggregate sum of $850 per month. Also, Inrob regularly provides maintenance and warranty services for Elian's clients, such activities provides us with further income sources and brings us into contact with new potential clientele.

As of December 31, 2003, we were owed an aggregate sum of $332,731 by Elina. As of June 30, 2004, we were owed an aggregate sum of $357,165 by Elina. Elina's aforementioned debt has not been repaid to us as of yet due to Elina's dire financial status. Elina's business relationship with Inrob is vital to Elina's survival - without Inrob providing Elina's clients with maintenance and warranty services Elina would find it difficult to continue selling of its products. We intend to set-off future amounts due to Elina from us against its debt whenever such an action shall be possible. On October 1, 2003, We entered into an agreement with our President, Mr. Joseph, pursuant to which Mr. Joseph will cause a company or companies under his control ("Joseph's Companies") to be chosen by Mr. Joseph from time to time, to provide Inrob with management services; which services shall be of nature and scope as shall be required by Inrob from time to time ("Services"). According to the agreement, Mr. Joseph shall be the sole representative of Joseph's Companies' authorized to provide the Services; and that Joseph's Companies' shall not appoint any other representative to provide the Services.

In consideration for providing the Services, Inrob shall pay the relevant company which provided the Services at such time a fixed monthly sum of $15,000 (fifteen thousand US Dollars) + VAT during the period commencing on October 1, 2003 and terminating on September 30, 2004 and the fixed sum of $20,000 (twenty thousand U.S. Dollars) + VAT for every month thereafter at the rate provided by Israeli Law. In addition, Inrob shall provide Joseph's Companies' representative, chosen by Joseph's Companies to grant the Services to Inrob, with two vehicles and two cellular phones, all related expenses of which will be incurred by Inrob, including all taxes payable thereon. We have not entered into a non-compete or confidentiality agreement with Mr. Joseph.

As of December 19, 2003,  Mr. Itshak  Hamamy,  our previous  director  (resigned
2003) and former co-CEO (resigned 1999) borrowed from the Company, as envisaged by an executed loan agreement, the aggregate sum of $42,517 (for the purposes of this paragraph "Loan" and "Loan Agreement", respectively). The Loan is the sum of several smaller loans granted to Mr. Hamamy by Inrob over the years. The Loan Agreement's purpose has been to consolidate Mr. Hamamy's debts to the Company and has no relation whatsoever to the issuance of shares to Mr. Hamamy. According to the Loan Agreement, the Loan, including all index linked increases and interest thereon shall be repaid to Inrob in full, no later than December 31, 2008 (for the purposes of this paragraph "Due Date"). Mr. Hamamy shall be entitled to repay the Loan or any part thereof prior to the Due Date, at will. Interest shall be computed annually at the minimum rate allowed by the Income Tax Ordinance or any law which will replace such Ordinance, with respect to loans given between a company and an interested party.

As of December 19, 2003, Mr. Ben-Tsur Joseph, our president and sole director borrowed from the Company, as envisaged by an executed loan agreement, the aggregate sum of $48,594 (for the purposes of this paragraph "Loan" and "Loan Agreement", respectively). The Loan is the sum of several smaller loans granted to Mr. Joseph by Inrob over the years. The Loan Agreement's purpose has been to consolidate Mr. Joseph's debts to the company and has no relation what so ever to the issuance of shares to Mr. Joseph. According to the Loan Agreement, the Loan, including all index linked increases and interest thereon shall be repaid to Inrob in full, no later than December 31, 2008 (for the purposes of this paragraph "Due Date"). Mr. Joseph shall be entitled to repay the Loan or any part thereof prior to the Due Date, at will. Interest shall be computed annually at the minimum rate allowed by the Income Tax Ordinance or any law which will replace such Ordinance, with respect to loans given between a company and an interested party.

Neither the loan made to Mr. Hamamy, nor the loan made to Mr. Joseph, were made under terms that would likely have applied were such persons unaffiliated parties transacting with us at an arm's length basis. However, we believe that making these loans was in our company's best interest and that the value to us in making them is commensurate with the efforts provided on our behalf by Messrs. Hamamy and Joseph.

                            SELLING SECURITY HOLDERS

      The following tables set forth certain information concerning each of the selling security holders. The shares are being registered to permit the selling security holders and their transferees or other successors in interest to offer the shares from time to time

      Selling security holders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.

      None of the Selling Shareholders were or are officers or directors of Inrob Ltd. and are not broker-dealers or affiliates of broker-dealers.

                                      SHARES BENEFICIALLY         PERCENTAGE
                                             OWNED               TOTAL SHARES
       NAME AND ADDRESS                AND BEING OFFERED        AFTER OFFERING
     ------------------                -----------------        --------------
    Lion Inc.(1)                           19,000,000              0.0%
    Balboa Capital Markets Inc.(2)         11,000,000              0.0%

(1) On January 1, 2004, Inrob and Lion Inc. entered into an investment agreement. No person affiliated or associated with Lion Inc. has held any position or office with Inrob, or any of its predecessors or affiliates, within the past three years. Mr. Mark Zegal is the control person of Lion Inc.
(2) On January 1, 2004, Inrob and Balboa Capital Markets entered into an investment agreement. No person affiliated or associated with Balboa Capital Markets has held any position or office with Inrob, or any of its predecessors or affiliates, within the past three years. Mr. Eric Weinbaum is the control person of Balboa Capital Markets Inc.

SHARES ELIGIBLE FOR FUTURE SALE

      There are 30,000,000 shares of our common stock being registered in this offering. Of the remaining 170,000,000 shares of our outstanding common stock all of such shares are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. The restricted shares not held by the selling shareholders are eligible for re-sale under Rule 144, as these individuals would be deemed "underwriters" under United States federal securities laws.

      In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

      (i)   One percent of the outstanding shares of Common Stock; or

      (ii) In the event that the shares are traded on Nasdaq or an exchange, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Inrob Ltd. In addition, a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the requirements described above. Inrob Ltd. is unable to estimate the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. See "Risk Factors--Shares Eligible for Future Sale" and "Risk Factors--Possible Volatility of Stock Price."

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

      The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

GENERAL

      Our authorized capital stock consists of 500,000,000 shares of common stock, $0.006 par value per share. Our issued and outstanding capital stock consists of 200,000,000 shares of common stock, $0.006 par value per share.

COMMON STOCK

      The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully paid and non-assessable.

TRANSFER AGENT

      The transfer agent for our common stock is Computershare Trust Company Inc., 350 Indiana Street, Golden, Colorado 80401, and its telephone number is
(303) 262-0600.

                              PLAN OF DISTRIBUTION

      No market currently exists for our shares. The price reflected in this Prospectus of $0.10 per share is the initial offering price of shares upon the effectiveness of this prospectus. At that time the selling shareholders may offer the shares for this price, until the shares are traded on the OTC Bulletin Board, if ever. At that time the price will be determined by the market and may not reflect the initial price of our shares after the offering. We cannot make any prediction at what range our shares will trade at, if any.

      The shares may be sold or distributed from time to time by the selling stockholders or by pledges, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals. Prior to trading this price will be $0.10, after the shares are trading, if ever, it will be at market prices prevailing at the time of sale. After the shares are traded, if this happens, the distribution of the shares may be effected in one or more of the following methods:

      o     ordinary  brokers  transactions,  which  may  include  long or short sales,
      o transactions involving cross or block trades on any securities or market where our common stock is trading,
      o purchases by brokers, dealers or underwriters as principal and resle by such purchasers for their own accounts pursuant to this prospectus,
      o "at the market" to or through market makers or into an existing market for the common stock,
      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
      o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
      o any combination of the foregoing, or by any other legally available means.

      Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised us that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

      At the time a particular offer is made by or on the behalf of the selling security holders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling security holders, any discounts, commissions and other items constituting compensation from the selling security holders, any discounts, commissions, or concessions allowed, re-allowed, or paid to dealers, and the proposed selling price to the public.

      We will not receive any proceeds from the sale of the shares of common stock pursuant to this prospectus already issued by the registrant. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees.

      We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

                                    EXPENSES

      The following table sets forth the expenses in connection with the registration of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

    Securities and Exchange
       Commission registration fee          $    242.70
    Legal fees and expenses                 $ 50,000.00
    Accounting fees and expenses            $ 20,000.00
    Miscellaneous (1)                       $  4,757.30
                                            -----------
    Total                                   $ 75,000.00

    -------------------------------
    (1) Estimated.

        CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      Inrob's articles of association, in accordance with the Israeli Companies Law, allow Inrob to ratify the Directors' actions and compensate, indemnify and insure them against any liability they might have for monetary damages resulting from a breach of their duty of care as directors of Inrob. Pursuant to compensation, indemnification and insurance agreements between Inrob and its directors, Inrob has agreed to compensate, indemnify and insure them against any liability they might have for monetary damages resulting from a breach of their duty of care as directors of Inrob, on such matters and within such limits as set forth in the indemnification agreements executed by the Company.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

      None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Inrob Ltd. Further, none of the experts was hired on a contingent basis and none of the other experts named herein will receive a direct or indirect interest in Inrob Ltd.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered in this prospectus has been passed upon for us by Gilat, Knoller, Graus & Co, Tel-Aviv, Israel.

                                     EXPERTS

      Our unaudited financial statements as of June 30, 2004, and our audited financial statements for the years ended December 31, 2003 and 2002 have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the reports of SF Partnership LLP, independent certified public accountant, upon its authority as experts in accounting and auditing. SF Partnership LLP's report on the financial statements can be found at the end of this prospectus and in the registration statement.

DISCLOSURE  OF  COMMISSION   POSITION  ON  INDEMNIFICATION  FOR  SECURITIES  ACT
LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   INROB LTD.
                      (FORMERLY ELIGAL LABORATORIES, LTD.)

                              FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2003 AND 2002


                                    CONTENTS

Independent Auditors' Report                                                   1

Balance Sheet                                                                  2

Statement of Operations                                                        3

Statement of Change in Stockholders' Equity                                    4

Statement of Cash Flows                                                        5

Notes to Financial Statements                                             6 - 17

                                AUDITORS' REPORT

To the Stockholders of
INROB LTD. (formerly Eligal Laboratories, Ltd.)

      We have audited the balance sheets of INROB LTD. (formerly Eligal Laboratories, Ltd.) (the "Company") as of December 31, 2003 and 2002 and the statements of operations, change in stockholders' equity and cash flows for the years ended December 31, 2003 and 2002. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operation, changes in its accumulated deficit and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements the Company has suffered recurring losses from inception and has a working capital deficiency which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in note 14 to the financial statements, the Company changed its method of accounting for long-term contracts. Our original audit report dated May 5, 2004 has been withdrawn and the financial statements have been revised.


                                                       "SF PARTNERSHIP, LLP"
TORONTO, CANADA                                        CHARTERED ACCOUNTANTS
May 5, 2004 and May 31, 2004

INROB LTD.
(FORMERLY ELIGAL LABORATORIES, LTD.)
Balance Sheets
December 31, 2003 and 2002

                                                                       2003             2002
                                     ASSETS
CURRENT
    Accounts receivable (net of allowance for doubtful
      accounts of $NIL, 2002 - $4,981)                          $   182,769      $   323,180
    Inventories (note 3)                                            106,447          255,920
    Prepaid and sundry assets                                        38,768          121,882
                                                                ----------------------------

                                                                    327,984          700,982

LOANS RECEIVABLE FROM SHAREHOLDERS (note 4)                          93,142           97,463

LOANS TO RELATED COMPANIES (note 5)                                 480,505          307,704

EQUIPMENT (note 6)                                                  144,548           84,008
                                                                ----------------------------

                                                                $ 1,046,179      $ 1,190,157
                                                                ============================

                                   LIABILITIES

CURRENT
    Bank indebtedness (note 7)                                  $   489,314      $   543,199
    Accounts payable and accrued charges                            640,554          153,442
    Deferred revenue                                                 75,107          110,846
    Long-term debt - current portion (note 8)                       160,564          133,138
    Income taxes payable                                             27,035           54,779
                                                                ----------------------------

                                                                  1,392,574          995,404

LONG-TERM DEBT (note 8)                                             156,044          187,187
                                                                ----------------------------

                                                                  1,548,618        1,182,591
                                                                ----------------------------


                            STOCKHOLDERS' DEFICIENCY

CAPITAL STOCK (note 9) - $0.006 par value; authorized
    500,000,000 shares; issued and outstanding 170,000,000
    shares                                                            6,418            6,418

ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME                       (13,918)          31,315

ACCUMULATED DEFICIT                                                (494,939)         (30,167)
                                                                ----------------------------

                                                                   (502,439)           7,566
                                                                ----------------------------

                                                                $ 1,046,179      $ 1,190,157
                                                                ============================

APPROVED ON BEHALF OF THE BOARD

----------------------------                       ----------------------------
         Director                                            Director

INROB LTD.
(FORMERLY ELIGAL LABORATORIES, LTD.)
Statement of Operations
Years Ended December 31, 2003 and 2002

                                                        2003             2002

REVENUES
    Service                                      $   914,127      $ 1,226,771
    Product sales                                    471,442          203,710
                                                 ----------------------------

                                                   1,385,569        1,430,481
                                                 ----------------------------
COST OF SALES
    Service                                          753,307          806,032
    Product sales                                    460,266           76,383
                                                 ----------------------------

                                                   1,213,573          882,415
                                                 ----------------------------

GROSS PROFIT                                         171,996          548,066
                                                 ----------------------------

EXPENSES
    Selling, general and administration (note 10)    535,138          286,053
    Depreciation                                      10,128           22,107
                                                 ----------------------------

                                                     545,266          308,160
                                                 ----------------------------

OPERATING (LOSS) INCOME                             (373,270)         239,906
                                                 ----------------------------

OTHER EXPENSES
    Financing costs                                   80,134           90,360
    Loss on sale of equipment                         11,368            3,527
    Write-down of related party loans receivable          --           58,032
                                                 ----------------------------

                                                      91,502          151,919
                                                 ----------------------------

(LOSS) EARNINGS BEFORE INCOME TAXES                 (464,772)          87,987

    Income taxes                                          --           65,730
                                                 ----------------------------

NET (LOSS) EARNINGS                              $  (464,772)     $    22,257
                                                 ============================

BASIC (LOSS) EARNINGS PER SHARE                  $     (0.03)     $      0.02
                                                 ============================

FULLY DILUTED (LOSS) EARNINGS PER SHARE (note 9) $     (0.03)     $      0.02
                                                 ============================

WEIGHTED AVERAGE NUMBER OF SHARES (note 9)       $15,001,667      $ 1,002,000
                                                 ============================

INROB LTD.
(FORMERLY ELIGAL LABORATORIES, LTD.)
Statement of Change in Stockholders' Equity
Period from January 1, 2002 to December 31, 2003

                                                                        ACCUMULATED
                                                 COMMON SHARES             OTHER
                                            NUMBER OF                  COMPREHENSIVE    ACCUMULATED
                                             SHARES         AMOUNT          INCOME        DEFICIT      TOTAL
                                           -------------------------------------------------------------------

Balance, January 1, 2002                      1,002,000      $6,418           $26,332   $ (52,424)  $  (19,674)

Net Earnings                                         --          --                --      22,257       22,257

Financial statement translation                      --          --             4,983          --        4,983
                                           -------------------------------------------------------------------

 Balance, December 31, 2002                   1,002,000      $6,418           $31,315   $ (30,167)  $    7,566
                                           ===================================================================

Balance, January 1, 2003                      1,002,000      $6,418           $31,315   $ (30,167)  $    7,566

Net loss                                             --          --                --    (464,772)    (464,772)

Shares issued for nil consideration         168,998,000          --                --          --           --

Financial statement translation                      --          --           (45,233)         --      (45,233)
                                           -------------------------------------------------------------------

Balance, December 31, 2003                  170,000,000      $6,418          $(13,918)  $(494,939)   $(502,439)
                                           ===================================================================

INROB LTD.
(FORMERLY ELIGAL LABORATORIES, LTD.)
Statement of Cash Flows
Years Ended December 31, 2003 and 2002

                                                                     2003         2002

CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                      $(464,772)   $  22,257
    Depreciation                                                     32,860       43,001
    Loss (gain) on sale of capital assets                            11,368        3,527
    Write-down of related party loans receivable                         --       58,032
    Decrease (increase) in accounts receivable                      160,684       (7,151)
    Decrease (increase) in inventories                              149,473     (175,711)
    Decrease (increase) in prepaid and sundry assets                 89,638      (54,503)
    Increase (decrease) in accounts payable and accrued charges     479,465      (43,857)
    (Decrease) increase in deferred revenue                         (35,739)     110,846
    (Decrease) in income taxes payable                              (31,033)     (34,148)
                                                                  ----------------------

                                                                    391,944      (77,707)
                                                                  ----------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds on sale of equipment                                    32,185       15,080
    Purchase of equipment                                          (149,119)          --
                                                                  ----------------------

                                                                   (116,934)      15,080
                                                                  ----------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    (Decrease) in bank indebtedness                                 (53,885)     (96,050)
    (Decrease) increase in long-term debt                           (28,854)     174,658
    Loans receivable from shareholders                               11,850      (22,683)
    Loans to related companies                                     (142,091)     (44,409)
                                                                  ----------------------

                                                                   (212,980)      11,516
                                                                  ----------------------

FOREIGN EXCHANGE (LOSS) GAIN ON BANK INDEBTEDNESS                   (62,030)      51,111
                                                                  ----------------------

NET INCREASE IN CASH                                                     --           --

CASH - BEGINNING OF YEAR                                                 --           --
                                                                  ----------------------

CASH - END OF YEAR                                                $      --    $      --
                                                                  ======================

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

1.    DESCRIPTION OF BUSINESS AND GOING CONCERN

      a)    Description of Business

            The Company was incorporated in 1988 under the laws of Israel as Eligal Laboratories Ltd. In September 2003 the Company changed its name to Inrob Ltd.

            The Company was established as an engineering firm providing a cost-efficient solution for organizations to outsource maintenance of critical sophisticated equipment. The Company provides maintenance support of industrial electronic, electro-mechanical, optical and other scientific equipment, primarily in the defence industry.

            In 1992, the Company expanded into a second area of operations; the development, integration and production of advances wireless control solutions for unmanned ground vehicles (UGV) robots.

      b)    Going Concern

            The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced recurring losses since inception and has negative working capital that raises substantial doubt as to its ability to continue as a going concern. For the years ended December 31, 2003 and 2002, the Company experienced a net loss of $464,772 and net earnings of $22,257 respectively.

            The Company is in an industry where operational fluctuation is usually higher than other ordinary industries. The accompanying financial statements reflect management's current assessment of the impact to date of the economic situation on the financial position of the Company. Actual results may differ materially from management's current assessment.

            The Company's ability to continue as a going concern is also contingent upon its ability to secure additional financing, continuing sale of its products and attaining profitable operations.

            Management is pursuing various sources of equity financing. Although the Company plans to pursue additional financing, there can be no assurance that the Company will be able to secure financing when needed or obtain such on terms satisfactory to the Company, if at all.

            The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accounting policies of the Company are in accordance with generally accepted accounting principles of the United States of America, and their basis of application is consistent with prior years. Outlined below are those policies considered particularly significant:

      a)    Reporting Currency

            Management has determined that the U.S. dollar will be used as the Company's functional and reporting currency.

            Accordingly, financial statements maintained in currencies other than the reporting currency are being translated into U.S. dollars in accordance with Statement of Financial Accounting Standard No. 52 (SFAS 52), "Foreign Currency Translation". All translation gains and losses are directly reflected separately in stockholders' equity as Accumulated Other Comprehensive Income or Loss.

            Foreign currency transactions have been translated to their functional currencies at the rate prevailing at the time of the transaction. Realized foreign exchange gains and losses have been charged to income in the year.

      b)    Inventory

            Inventory is stated at the lower of cost (first-in, first-out method) and net realizable value.

            Management reviews inventory at the year end to determine if there is an impairment in value. Based on technological development at the time, obsolete inventory is written-off accordingly.

      c)    Equipment

            Equipment   is  stated  at  cost  less   accumulated   depreciation.
            Depreciation is based on the estimated useful lives of the assets and is provided using the undernoted annual rates and methods:

                  Office equipment            10-20%          Straight-line
                  Vehicles                       15%          Straight-line
                  Furniture and fixtures       6-33%          Straight-line

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

      d)    Revenue Recognition

            The Company generates revenues from product sales and maintenance service contracts.

            Revenues from product sales are recognized on a completed-contract basis, in accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101") and Statement of Position 91-1 "Accounting for Performance of Construction-Type Contracts". Revenue is recognized when delivery has occurred provided there is persuasive evidence of an agreement, acceptance tests results have been approved by the customer, the fee is fixed or determinable and collection of the related receivable is probable. Customers are billed, according to individual agreements, upon completion of the contract. All product costs are deferred and recognized on completion of the contract and customer acceptance.

            On going maintenance service contracts are negotiated separately at an additional fee. The maintenance service is separate from the functionality of the products, which can function without on going maintenance. Revenues relating to maintenance service contracts are recognized as the services are rendered ratably over the period of the related contract.

            The Company is not required to perform significant post-delivery obligations, does not provide warranties and does not allow product returns. As such, no provision is made for costs of this nature.

            The Company does not sell products with multiple deliverables. It is management's opinion that EITF 00-21, "Revenue Arrangements With Multiple Deliverables" is not applicable.

      e)    Research and Development Costs

            The Company conducts research and development activities for others under contractual arrangements. Research and development costs incurred under contractual arrangements are accounted for in accordance with Statement of Financial Accounts Standard No. 68 (SFAS 68), "Research and Development Arrangements". All costs incurred under the contractual arrangements are deferred and recognized as cost of sales (product sales) upon completion of the contract.

      f)    Accounting for Foreign Currency Transactions and Translation

            The Company's functional currency is the Israeli New Shekel. Transactions in foreign currencies are recorded in the Israeli New Shekel based on the prevailing rates of exchange on the transaction date. Realized foreign exchange gains or losses have been charged to income in the year. Foreign exchange gains and losses from translation of the financial statements have been reflected separately in shareholders' equity as Accumulated Other Comprehensive Income.

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

      g)    Use of Estimates

            The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      h)    Recently Issued Accounting Standards

            In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 provides accounting and reporting guidance for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction or normal operation of a long-lived asset. SFAS No. 143 requires the recording of an asset and a liability equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The asset is required to be depreciated over the life of the related equipment or facility, and the liability is required to be accreted each year based on a present value interest rate. The standard was adopted by the Company on January 1, 2003. The Company has reviewed the provisions of this standard, and its adoption is not expected to have a material effect on the Company's financial position or operating results.

            The FASB recently issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supercede FASB Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and portions of APB Opinion 30, "Reporting the Results of Operations." SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that must be met to classify an asset as "held-for-sale." Classification as "held-for-sale" is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. SFAS No. 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as currently required. The provisions of SFAS No. 144 are not expected to have a material effect on the Company's financial position or operating results.

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

            In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than the date of an entity's commitment to an exit plan, and establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS No. 146 are not expected to have a material effect on the Company's financial position or operating results.

            In December 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. This interpretation is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The provisions of FIN 45 are not expected to have a material effect on the Company's financial position or operating results.

            In January 2003, the FASB issued FIN 46, which requires the consolidation of certain entities considered to be VIEs. An entity is considered to be a VIE when it has equity investors which lack the characteristics of a controlling financial interest, or its capital is insufficient to permit it to finance its activities without additional subordinated financial support. Consolidation of a VIE by an investor is required when it is determined that the investor will absorb a majority of the VIE's expected losses or residual returns if they occur. FIN 46 provides certain exceptions to these rules, including qualifying SPEs subject to the requirements of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." VIEs created after January 31, 2003 must be consolidated immediately, while VIEs that existed prior to February 1, 2003 must be consolidated as of July 1, 2003. As the Company does not have any investments in other entities, the provisions of FIN 46 are not expected to have a material effect on the Company's financial position or operating results.

            In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 150 establishes standards for how an issuer of equity (including the equity shares of any entity whose financial statements are included in the consolidated financial statements) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and for existing financial instruments after October 1, 2003. The provisions of SFAS 150 are not expected to have a material effect on the Company's financial position or operating results.

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

3.    INVENTORIES

                                                       2003             2002

        Inventories includes the following:
          Work in progress                         $  55,374        $ 180,578
          Finished goods                              51,073           75,342
                                                   --------------------------

                                                   $ 106,447        $ 255,920
                                                   ==========================

4.    LOANS RECEIVABLE FROM SHAREHOLDERS

      Loans receivable from shareholders bear interest at a variable rate equivalent to the minimum rate allowed by the Israel Income Tax Ordinance (4% in 2003) and are repayable, principal and accrued interest, on December 31, 2008.

5.    LOANS TO RELATED COMPANIES

      Loans to related companies under common control bear interest at a variable rate equivalent to the minimum rate allowed by the Israel Income Tax Ordinance (4% in 2003), are unsecured and are repayable, principal and accrued interest, on December 31, 2008. The loans consist of the following:

                                                       2003             2002

      Joseph Ben-Tsur Maintenance Ltd.             $ 147,774        $129,653
      Elina Industries Ltd.                          332,731         178,051
                                                   --------------------------

                                                   $ 480,505        $ 307,704
                                                   ==========================

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

6.    EQUIPMENT

                                                     2003                         2002
                                              ACCUMULATED                  Accumulated
                                     COST    DEPRECIATION         Cost    Depreciation
                               -------------------------------------------------------
      Office equipment         $    38,072    $    34,719    $   54,269       $ 45,192
      Vehicles                     158,456         26,839        61,026         27,317
      Furniture and fixtures        64,359         54,781       118,933         77,711
                               -------------------------------------------------------

                               $   260,887    $   116,339    $  234,228       $150,220
                               -------------------------------------------------------


      Net carrying amount                     $   144,548                     $  84,008
                                              ===========                     ---------

7.    BANK INDEBTEDNESS

      As security for the bank indebtedness the Company has pledged and assigned all of its revenues from purchase orders with the Israeli Police, the Knesset (Israeli Parliament) and the Ministry of Defence as well as a second charge on all other receivables and assets to Israel Discount Bank.

8.    LONG-TERM DEBT

                                                        2003             2002
      Bank Loan # 1

      Repayable in monthly payments of $2,926
      including interest at 7% per annum, matures
      November 25, 2006 and is secured by a
      general security agreement covering all
      assets of the Company                        $ 103,256        $ 126,817

      Bank Loan # 2

      Repayable in monthly payments of $8,796
      including interest at 12.1% per annum,
      matures October 10, 2004 and is secured by a
      general security agreement covering all
      assets of the Company                           95,167          193,508

      Bank Loan #3

      Repayable in monthly payments of $2,332
      including interest at 11.15% per annum,
      matures February 27, 2008 and is secured by
      a general security agreement covering all
      assets of the Company                           93,005               --

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

8.    LONG-TERM DEBT (cont'd)

      Bank Loan #4

      Repayable in monthly payments of $572
      including interest at 6.1% per annum,
      matures February 10, 2008 and is secured by
      a vehicle (carrying value $23,000) included
      in note 6                                    $  25,180               --
                                                   --------------------------

                                                     316,608          320,325

      Less amounts due within one year               160,564          133,138
                                                   --------------------------

                                                   $ 156,044        $ 187,187
                                                   ==========================

      Principal repayments of long-term debts are as follows:

                              2004                 $  160,564
                              2005                     60,867
                              2006                     59,836
                              2007                     32,460
                              2008                      2,881
                                                   ----------

                                                   $  316,608
                                                   ----------

9.    CAPITAL STOCK

      Authorized
        500,000,000   number of common shares at par
                      value of $0.006 per share
                      (0.01 New Israeli Shekel)
                                                           2003         2002

      Issued
        170,000,000   common shares (2002 - 1,002,000)  $  6,418      $  6,418
                                                         ======================

      The Company does not have any outstanding financial instruments that may dilute earnings (loss) per share. As such, basic and fully diluted earnings (loss) per share are the same.

      On December 22, 2003, the Company granted a 1 to 100 stock split of its common stock. This was recorded retroactively in the financial statements.

      Following the split, the Company issued 168,998,000 common shares to all common shareholders on a pro rata basis for nil consideration.

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

10.   RELATED PARTY TRANSACTIONS

      The Company recovered administration costs from a company owned by the controlling shareholders in the amount of $46,250 and $111,788 for the years ended 2003 and 2002 respectively.

      The Company paid management fees of $43,332 to a company owned by a controlling shareholder in 2003 (2002 - Nil) in accordance with a management agreement as described in note 13 (b). The amount was unpaid and included in accounts payable at the year end.

      The transactions were in the normal course of business and were recorded at an exchange value established and agreed upon by the above parties, which approximates fair market value.

11.   RESEARCH AND DEVELOPMENT

      Research and development costs incurred under contractual arrangements are accounted for in accordance with Statement of Financial Accounts Standard No. 68 (SFAS 68), "Research and Development Arrangements". All costs incurred under the contractual arrangements are deferred and recognized as cost of sales (product sales) upon completion of the contract. As at December 31, 2003 and 2002 research and development costs in the amount of $147,172 and $24,253 respectively were included in cost of sales (product sales) in the financial statements.

12.   INCOME TAXES

      The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". This Standard prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates. The effects of future changes in tax laws or rates are not anticipated.

      Under SFAS No. 109 income taxes are recognized for the following: a) amount of tax payable for the current year, and b) deferred tax liabilities and assets for future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Management determined that accounting values of its assets and liabilities recorded are not materially different from their tax values and therefore no deferred tax assets/liabilities have been setup to account for the temporary differences.

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

12.   INCOME TAXES (cont'd)

      The Company has deferred income tax assets as follows:

                                                                2003        2002

        Deferred income tax assets
          Non-capital losses carried forward                  $84,349       --
          Valuation allowance for deferred income tax assets  (84,349)      --
                                                              ----------------

                                                              $    --       --
                                                              ================

      The Company provided a valuation allowance equal to the deferred income tax assets because it is not presently more likely than not that they will be realized.

      As at December 31, 2003, the Company has approximately $234,303 tax losses which can be carried forward indefinitely to reduce income taxes on future taxable income.

      Reconciliation of the effective income tax expense and rate to the statutory amounts:

                                                    2003              2002

      Tax expense at statutory rate             $ --     --%     $31,675   36.0%
      Tax effect of expenses that are not
        deductible for income tax purposes        --     --%      34,055   38.7%
                                                --------------------------------

      Tax expense per financial statements      $ --     --%     $65,730   74.7%
                                                ================================

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

13.   COMMITMENTS AND CONTINGENCIES

      a) The Company has letters of guarantees totaling $45,520, in favour of two customers, guaranteeing the completion of certain projects. The letters of guarantee are secured by the debenture as disclosed in note 7.

      b) The Company entered into a management agreement with a director on October 1, 2003. Under the terms of the agreement, the Company is obligated to pay $15,000 per month during the first year and $20,000 per month thereafter for management fees.

      c) The Company is committed to vehicle lease obligations, under lease agreements, with various expiry dates to 2006. Future minimum annual payments (exclusive of taxes, insurance and maintenance costs) under the leases are as follows:

                 2004                         $   999
                 2005                             999
                 2006                             999
                                              -------

                                              $ 2,997
                                              -------

      d) The Company is committed to a lease obligation, under a lease agreement, for its premises which will expire in January 2006. However, upon 90 day notice, the Company has the option to void the lease agreement in December 2004. Future minimum annual payments (exclusive of taxes, insurance and maintenance costs) under this lease are as follows:

                 2004                         $55,440
                                              -------

            The Company also entered into a subleasing agreement, under which it will receive approximately $30,000 per annum for subleasing part of the premises.

      e) The Company is contingently liable to pay $27,500 under a labour legal suit. Management believes that the law suit is frivolous, has no merit and that it is unlikely that this contingency will be incurred.

14.   RESTATEMENT OF FINANCIAL INFORMATION

      Change in Accounting Policy

      The Company has accounted for revenue and costs for long-term contracts by the completed contract method in 2003, whereas in all prior years revenue and costs were determined by the percentage of completion method. Financial statements of prior years have been restated to apply the new method retroactively. The effect of the accounting change is an increase in the net loss of $90,296 for the year ended December 31, 2003 and an increase in net earnings of $67,174 for the years ended December 31, 2002.

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

15.   SUBSEQUENT EVENT

      In January, 2004, the Company issued 30,000,000 common shares to two investors for consideration in the amount of $197,811. The proceeds have been applied to repay outstanding legal fees of the Company as at the year-end date.

                                   INROB LTD.
                         (FORMERLY ELIGAL LABORATORIES,
                                      LTD.)

                          INTERIM FINANCIAL STATEMENTS

                       PERIOD ENDED JUNE 30, 2004 AND 2003

                                   (UNAUDITED)


                                    CONTENTS

Review Engagement Report                                                       1

Balance Sheet                                                                  2

Interim Statement of Operations                                                3

Interim Statement of Changes in Stockholders' Equity                           4

Interim Statement of Cash Flows                                                5

Notes to Financial Statements                                             6 - 10

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We have  reviewed  the  balance  sheet  of  INROB  LTD.  (formerly  Eligal
Laboratories, Ltd.) (the "Company") as at June 30, 2004 and 2003 and the statements of operations, change in stockholders' equity and cash flows for the six month periods ended June 30, 2004 and 2003. These financial statements are the responsibility of the Company's management.

      We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

      Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated interim financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

                                                   "SF PARTNERSHIP, LLP"
TORONTO, CANADA                                    CHARTERED ACCOUNTANTS
September 3, 2004

INROB LTD.
(FORMERLY ELIGAL LABORATORIES, LTD.)
Balance Sheet
June 30, 2004 and 2003
Unaudited
                                                            2004           2003
                                     ASSETS
CURRENT
      Accounts receivable (net of allowance for
        doubtful accounts of $5,464, 2003 - $NIL)     $  336,768     $  266,475
      Inventories                                        230,515        280,223
      Prepaid and sundry assets                           47,135        121,882
                                                      -------------------------

                                                         614,418        668,580

LOANS RECEIVABLE FROM RELATED PARTIES                    388,446        330,088

EQUIPMENT (note 3)                                       231,039        149,837
                                                      -------------------------

                                                      $1,233,903     $1,148,505
                                                      =========================


                                   LIABILITIES

CURRENT
      Bank indebtedness                               $  578,224     $  472,731
      Accounts payable and accrued charges               688,830        205,830
      Deferred revenue                                   129,103        132,174
      Long-term debt - current portion                   113,960        164,653
                                                      -------------------------

                                                       1,510,117        975,388
LONG-TERM DEBT                                           164,888        215,069
                                                      -------------------------

                                                       1,675,005      1,190,457
                                                      -------------------------

                            STOCKHOLDERS' DEFICIENCY

CAPITAL STOCK (note 4)                                   204,229          6,418

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)             50,739        (27,980)

ACCUMULATED DEFICIT                                     (696,070)       (20,390)
                                                      -------------------------

                                                        (441,102)       (41,952)
                                                      -------------------------

                                                      $1,233,903     $1,148,505
                                                      -------------------------


--------------------------                            --------------------------
         Director                                              Director

INROB LTD.
(FORMERLY ELIGAL LABORATORIES, LTD.)
Interim Statement of Operations
Six Months Ended June 30, 2004 and 2003
Unaudited

                                                            2004           2003
REVENUE
      Service                                         $  545,785     $  474,151
      Product sales                                      143,402        276,988
                                                      -------------------------

                                                         689,187        751,139
                                                      -------------------------

COST OF SALES
      Service                                            313,568        322,167
      Product sales                                       73,719        193,710
                                                      -------------------------
                                                         387,287        515,877
                                                      -------------------------

GROSS PROFIT                                             301,900        235,262
                                                      -------------------------

EXPENSES
      Selling, general and administration                251,673        155,868
      Consulting fees                                    210,911             --
      Depreciation                                         3,197         13,655
                                                      -------------------------

                                                         465,781        169,523
                                                      -------------------------

(LOSS) EARNINGS BEFORE THE UNDERNOTED                   (163,881)        65,739
                                                      -------------------------

OTHER EXPENSES (INCOME)
      Financing costs                                     28,929         47,540
      Gain on sale of equipment                           (4,512)            --
                                                      -------------------------

                                                          24,417         47,540
                                                      -------------------------

(LOSS) EARNINGS BEFORE INCOME TAXES                     (188,298)        18,199

      Income taxes                                        12,833          8,422
                                                      -------------------------

NET (LOSS) EARNINGS                                   $ (201,131)     $   9,777
                                                      =========================

BASIC (LOSS) EARNINGS PER SHARE                       $     0.00      $    0.01
                                                      =========================

WEIGHTED AVERAGE NUMBER OF SHARES                    200,000,000      1,002,000
                                                     ==========================

INROB LTD.
(FORMERLY ELIGAL LABORATORIES, LTD.)
Interim Statement of Stockholders' Equity
Six Months Ended June 30, 2004and 2003
Unaudited

                                                               ACCUMULATED
                                          COMMON SHARES          OTHER
                                      NUMBER OF               COMPREHENSIVE    ACCUMULATED
                                        SHARES      AMOUNT       INCOME         DEFICIT         TOTAL
                                    -------------------------------------------------------------------

Balance, January 1, 2003               1,002,000  $  6,418       $  31,315     $ (30,167)     $   7,566

Net Earnings                                                            --         9,777          9,777

Financial statement translation                                    (59,295)                     (59,295)
                                    -------------------------------------------------------------------

Balance, June 30, 2003                 1,002,000  $  6,418       $ (27,980)    $ (20,390)     $ (41,952)
                                    ===================================================================

Balance, January 1, 2004             170,000,000  $  6,418       $ (13,918)    $(494,939)     $(502,439)

Shares issued                         30,000,000   197,811              --                      197,811

Net loss                                                                --      (201,131)      (201,131)

Financial statement translation                         --          64,657                       64,657
                                    -------------------------------------------------------------------

Balance, June 30, 2004               200,000,000  $204,229       $  50,739     $(696,070)     $(441,102)
                                   ====================================================================

INROB LTD.
(FORMERLY ELIGAL LABORATORIES, LTD.)
Interim Statement of Cash Flows
Six Months Ended June 30, 2004 and 2003
Unaudited

                                                      2004        2003

CASH FLOWS FROM OPERATING ACTIVITIES
      Net (loss) earnings                          $(201,131)   $   9,777
      Depreciation                                    19,052       13,655
      Gain on sale of equipment                       (4,512)          --
      (Increase) decrease in accounts receivable    (154,150)     138,792
      (Increase) in inventories                     (124,068)      (7,358)
      (Increase) in prepaid and sundry assets         (8,367)          --
      Increase (decrease) in accounts payable
        and accrued charges                          105,511     (334,731)
      (Decrease) increase in deferred revenue         (3,071)     132,174
      (Decrease) in income taxes payable             (27,035)     (54,779)
                                                   ----------------------

                                                    (397,771)    (102,470)
                                                   ----------------------

CASH FLOWS FROM INVESTING ACTIVITIES
      (Purchases) of equipment - net                 (94,066)      69,505
                                                   ----------------------

CASH FLOWS FROM FINANCING ACTIVITIES

      Increase (decrease) in bank indebtedness       122,153      (70,468)
      (Decrease) increase in long-term debt          (37,760)      63,114
      Increase in loans receivable                   185,201       75,079
      Issuance of common shares                      197,811           --
                                                   ----------------------

                                                     467,405       67,725
                                                   ----------------------

FOREIGN EXCHANGE GAIN ON BANK INDEBTEDNESS            24,432      (34,760)
                                                   ----------------------

NET DECREASE IN CASH                                      --           --

CASH - BEGINNING OF YEAR                                  --           --
                                                   ----------------------
CASH - END OF YEAR                                 $      --    $      --
                                                   ======================

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Interim Financial Statements
June 30, 2004 and 2003

1.    DESCRIPTION OF BUSINESS AND GOING CONCERN

      a)    Description of Business

            The Company was incorporated in 1988 under the laws of Israel as Eligal Laboratories Ltd. In September 2003 the Company changed its name to Inrob Ltd.

            The Company was established as an engineering firm providing a cost-efficient solution for organizations to outsource maintenance of critical sophisticated equipment. The Company provides maintenance support of industrial electronic, electro-mechanical, optical and other scientific equipment, primarily in the defence industry.

            In 1992, the Company expanded into a second area of operations; the development, integration and production of advances wireless control solutions for unmanned ground vehicles (UGV) robots.

      b)    Going Concern

            The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced recurring losses since inception and has negative working capital that raises substantial doubt as to its ability to continue as a going concern. For the period ended June 30, 2004 and 2003, the Company experienced a net loss of $201,131 and net earnings of $9,777 respectively.

            The Company is in an industry where operational fluctuation is usually higher than other ordinary industries. The accompanying financial statements reflect management's current assessment of the impact to date of the economic situation on the financial position of the Company. Actual results may differ materially from management's current assessment.

            The Company's ability to continue as a going concern is also contingent upon its ability to secure additional financing, continuing sale of its products and attaining profitable operations.

            Management is pursuing various sources of equity financing. Although the Company plans to pursue additional financing, there can be no assurance that the Company will be able to secure financing when needed or obtain such on terms satisfactory to the Company, if at all.

            The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Interim Financial Statements
June 30, 2004 and 2003

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accounting policies of the Company are in accordance with generally accepted accounting principles of the United States of America, and their basis of application is consistent with prior years. Outlined below are those policies considered particularly significant:

      a)    Reporting currency

            Management has determined that the U.S. dollar will be used as the Company's functional and reporting currency.

            Accordingly, financial statements maintained in currencies other than the reporting currency are being translated into U.S. dollars in accordance with Statement of Financial Accounting Standard No. 52 (SFAS 52), "Foreign Currency Translation". All translation gains and losses are directly reflected separately in stockholders' equity as Accumulated Other Comprehensive Income or Loss.

            Foreign currency transactions have been translated to their functional currencies at the rate prevailing at the time of the transaction. Realized foreign exchange gains and losses have been charged to income in the year.

      b)    Inventory

            Inventory is stated at the lower of cost (first-in, first-out method) and net realizable value.

            Management reviews inventory at the year end to determine if there is an impairment in value. Based on technological development at the time, obsolete inventory is written-off accordingly.

      c)    Equipment

            Equipment   is  stated  at  cost  less   accumulated   depreciation.
            Depreciation is based on the estimated useful lives of the assets and is provided using the undernoted annual rates and methods:

               Office equipment           10-20%      Straight-line
               Vehicles                      15%      Straight-line
               Furniture and fixtures      6-33%      Straight-line

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Interim Financial Statements
June 30, 2004 and 2003

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

      d)    Revenue Recognition

            The Company generates revenues from product sales and maintenance service contracts.

            Revenues from product sales are recognized on a completed-contract basis, in accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101") and Statement of Position 91-1 "Accounting for Performance of Construction-Type Contracts". Revenue is recognized when delivery has occurred provided there is persuasive evidence of an agreement, acceptance tests results have been approved by the customer, the fee is fixed or determinable and collection of the related receivable is probable. Customers are billed, according to individual agreements, upon completion of the contract. All product costs are deferred and recognized on completion of the contract and customer acceptance.

            On going maintenance service contracts are negotiated separately at an additional fee. The maintenance service is separate from the functionality of the products, which can function without on going maintenance. Revenues relating to maintenance service contracts are recognized as the services are rendered ratably over the period of the related contract.

            The Company is not required to perform significant post-delivery obligations, does not provide warranties and does not allow product returns. As such, no provision is made for costs of this nature.

            The Company does not sell products with multiple deliverables. It is management's opinion that EITF 00-21, "Revenue Arrangements With Multiple Deliverables" is not applicable.

      e)    Research and Development Costs

            The Company conducts research and development activities for others under contractual arrangements. Research and development costs incurred under contractual arrangements are accounted for in accordance with Statement of Financial Accounts Standard No. 68 (SFAS 68), "Research and Development Arrangements". All costs incurred under the contractual arrangements are deferred and recognized as cost of sales (product sales) upon completion of the contract.

      f)    Accounting for Foreign Currency Transactions and Translation

            The Company's functional currency is the Israeli New Shekel. Transactions in foreign currencies are recorded in the Israeli New Shekel based on the prevailing rates of exchange on the transaction date. Realized foreign exchange gains or losses have been charged to income in the year. Foreign exchange gains and losses from translation of the financial statements have been reflected separately in shareholders' equity as Accumulated Other Comprehensive Income.

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Interim Financial Statements
June 30, 2004 and 2003

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

      g)    Use of Estimates

            The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.    EQUIPMENT
                                               2004                       2003
                                        ACCUMULATED                Accumulated
                                COST   DEPRECIATION        Cost   Depreciation
                             -------------------------------------------------

      Office equipment       $ 43,201      $ 37,621    $ 41,442       $ 35,112
      Vehicles                253,862        37,486     151,150         19,006
      Furniture and fixtures   68,382        59,299      68,378         57,015
                             -------------------------------------------------

                             $365,445     $ 134,406    $260,970       $111,133
                             -------------------------------------------------

      Net carrying amount                   231,039                    149,837
                                          ----------                  --------

4.    CAPITAL STOCK

      Authorized
        500,000,000   number of common shares at par
                      value of $0.006 per share
                      (0.01 New Israeli Shekel)

                                                               2004      2003
      Issued
        200,000,000   common shares (2003 - 1,002,000)      $ 204,229   $ 6,418
                                                            ===================

      The Company does not have any outstanding financial instruments that may dilute earnings (loss) per share. As such, basic and fully diluted earnings (loss) per share are the same.

      On December 22, 2003, the Company granted a 1 to 100 stock split of its common stock. This was recorded retroactively in the financial statements.

INROB LTD
(FORMERLY ELIGAL LABORATORIES, LTD.)
Notes to Interim Financial Statements
June 30, 2004 and 2003

4.    CAPITAL STOCK (cont'd)

      Following the split, the Company issued 168,998,000 common shares to all common shareholders on a pro rata basis for nil consideration.

      In January, 2004, the Company issued 30,000,000 common shares to two investors for consideration in the amount of $197,811. The proceeds have been applied to repay outstanding legal fees of the Company.

5.    RESEARCH AND DEVELOPMENT

      Research and development costs incurred under contractual arrangements are accounted for in accordance with Statement of Financial Accounts Standard No. 68 (SFAS 68), "Research and Development Arrangements". All costs incurred under the contractual arrangements are deferred and recognized as cost of sales (product sales) upon completion of the contract. As at June 30, 2004 and 2003 research and development costs in the amount of $50,237 and $134,452 respectively were included in cost of sales (product sales) in the financial statements.

6.    CONTINGENCY

      The Company is contingently liable to pay $27,500 under a labour legal suit. Management believes that the law suit is frivolous, has no merit and that it is unlikely that this contingency will be incurred.

7.    RESTATEMENT OF FINANCIAL INFORMATION

      Change in Accounting Policy

      The Company has accounted for revenue and costs for long-term contracts by the completed contract method in 2004, whereas in all prior years revenue and costs were determined by the percentage of completion method. Financial statements of prior years have been restated to apply the new method retroactively. The effect of the accounting change is a decrease in the net loss of $50,654 for the six month period ended June 30, 2004 and a decrease in net earnings of $4,092 for the six month period ended June 30, 2003.

                                   INROB LTD.

                                30,000,000 SHARES
                                  COMMON STOCK


                                   PROSPECTUS


      You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

      Until  ________,  2005 (90 days  after the date of this  prospectus),  all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                              ______________, ____

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

      ITEM 6. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

      Inrob's articles of association, in accordance with the Israeli Companies Law, allow Inrob to ratify the Directors' actions and compensate, indemnify and insure them against any liability they might have for monetary damages resulting from a breach of their duty of care as directors of Inrob. Pursuant to compensation, indemnification and insurance agreements between Inrob and its directors, Inrob has agreed to compensate, indemnify and insure them against any liability they might have for monetary damages resulting from a breach of their duty of care as directors of Inrob, on such matters and within such limits as set forth in the indemnification agreements executed by the Company.

      This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

      ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years we have sold unregistered securities as described below. Unless otherwise indicated, there was no underwriter involved in any of the above transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed above. Unless otherwise indicated, the issuances of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for the sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transaction. The purchasers of the securities had adequate access to information about us.

      On December 22, 2003, Inrob issued 84,499,000 shares of its common stock to Mr. Itshak Hamamy in exchange for nil consideration.(1)

      On December 22, 2003, Inrob issued 84,499,000 shares of its common stock to Mr. Ben-Tsur Joseph in exchange for nil consideration.(1)

      On January 1, 2004, Inrob issued 19,000,000 shares of its common stock to Lion Inc. in exchange for $123,500.(1)

      On January 1, 2004, Inrob issued 11,000,000 shares of its common stock to Balboa Capital Markets Inc. in exchange $71,500.(1)

-----------------------
(1) All funds received for the allocation of shares to Lion Inc., Balboa Capital Markets Inc., Mr. Itshak Hamamy and to Mr. Ben-Tsur Joseph were used for the financing of this Registration Statement and the future listing of Inrob's shares on the OTC Bulletin Board.

      ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a) Exhibits:

      The following exhibits are filed as part of this registration statement:

      Exhibit        Description

      3.1(1)        Articles of Association of Inrob Ltd.
      5.1(1)        Form of Opinion of Gilat, Knoller, Graus & Co., Law Offices
      10.1(1)       Service Agreement between Inrob Ltd. and Mr. Ben-Tsur Joseph dated October 1, 2003.
      10.2(1)       Loan Agreement between Inrob Ltd. and Elina
                    Industries Ltd. dated December 31, 2003.
      10.3(1)       Indemnification Agreement between Inrob Ltd. and
                    Mr. Ben-Tsur Joseph dated December 22, 2003.
      10.4(1)       Indemnification Agreement between Inrob Ltd. and
                    Mr. Itshak Hamamy dated December 22, 2003.
      10.5(2)       Investment Agreement entered into by and between
                    Inrob, Ltd. and Lion, Inc., dated January 1, 2004.
      10.6(2)       Investment Agreement entered into by and between
                    Inrob, Ltd. and Balboa Capital Markets,  Inc.,
                    dated January 1, 2004.
      23.1(1)       Consent of SF Partnership LLP, Independent Auditor.
      23.2(1)       Consent of Gilat, Knoller, Graus & Co., Law Offices
                    (included in Exhibit 5.1).
      23.3(2)       Consent of SF Partnership LLP, Independent Auditor.

      (1) Included as an exhibit to Form F-1 as filed on January 21, 2004.

      (2) Filed herewith

      ITEM 9. UNDERTAKINGS.

            (A) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and
            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned; thereunto duly authorized, in Yavne, Israel, on the 12th day of November, 2004.

                                          INROB LTD.


                                          By: /s/ Ben-Tsur Joseph
                                              --------------------
                                              President and Director

                                POWER OF ATTORNEY

The undersigned directors and officers of Inrob Ltd. hereby constitute and appoint Ben-Tsur Joseph and each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                       Title                           Date

    /s/ Ben-Tsur Joseph             President and Director    November 12 2004
    -------------------
    Ben-Tsur Joseph


    /s/  Nissim Halabi              Chief Executive Officer   November 12, 2004
    ------------------
    Nissim Halabi